    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 12, 1997
                                             REGISTRATION NO. 333-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            FREMONT GOLD CORPORATION
             (Exact name of Registrant as specified in its charter)


       DELAWARE                          1041                    65-0110447
(State of Incorporation)          (Primary Standard          (I.R.S. Employer
                               Industrial Classification     Identification No.)
                                     Code Number)

                          777 HORNBY STREET, SUITE 2000
                        VANCOUVER, B.C., CANADA, V6Z 1S4
                                 (604) 682-4606
          (Address and telephone number of principal executive offices)

                                EDWARD M. TOPHAM
                          777 HORNBY STREET, SUITE 2000
                        VANCOUVER, B.C., CANADA, V6Z 1S4
                                 (604) 682-4606
           (Name, address, and telephone number of agent for service)

                                 with copies to:
                         CHRISTIAN J. HOFFMAN, III, ESQ.
                             SHAWN E. SHEARER, ESQ.
                               STREICH LANG, P.A.
                                 RENAISSANCE ONE
                            TWO NORTH CENTRAL AVENUE
                             PHOENIX, ARIZONA 85004

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                                    PROPOSED          PROPOSED            AMOUNT OF
                    TITLE OF EACH                                 AMOUNT TO BE  MAXIMUM OFFERING   MAXIMUM AGGREGATE    REGISTRATION
         CLASS OF SECURITIES TO BE REGISTERED                      REGISTERED       PRICE           OFFERING PRICE          FEE
------------------------------------------------------------------------------------------------------------------------------------
Units, each consisting of one share of Common Stock and one.....    3,600,000       $ .50             $1,800,000          $  620.89
     Redeemable Common Stock Warrant
         Common Stock included in Units ........................    3,600,000          --                     --                 --
         Redeemable Common Stock Warrants included in Units.....    3,600,000          --                     --                 --
------------------------------------------------------------------------------------------------------------------------------------
Common Stock issuable upon exercise of Warrants included in
     Units .....................................................    3,600,000       $1.50(1)          $5,400,000(1)       $1,862.07
------------------------------------------------------------------------------------------------------------------------------------
                            Total ..............................           --          --             $7,200,000(1)       $2,482.96
====================================================================================================================================

(1) Estimated for purpose of calculating registration fee.

                               ------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                            FREMONT GOLD CORPORATION
                              CROSS REFERENCE SHEET
                       PURSUANT TO REGULATION C UNDER THE
                 SECURITIES ACT OF 1933, AS AMENDED (THE "ACT")
                  SHOWING LOCATION IN PROSPECTUS OF INFORMATION
                     FILED AS PART OF REGISTRATION STATEMENT

ITEM NUMBER
IN FORM SB-       CAPTION IN PROSPECTUS                                        ITEM CAPTION
-----------       ---------------------                                        ------------
    1             Front of Registration Statement and Outside Front            Outside Front Cover Page of Prospectus
                  Cover of Prospectus
    2             Inside Front and Outside Back Cover Pages of                 Inside Front and Outside Back Cover Pages of
                  Prospectus                                                   Prospectus; Available Information
    3             Summary Information and Risk Factors                         Prospectus Summary; Risk Factors
    4             Use of Proceeds                                              Use of Proceeds
    5             Determination of Offering Price                              Risk Factors; Determination of Offering Price
    6             Dilution                                                     Risk Factors; Dilution
    7             Selling Securities Holders                                   Inapplicable
    8             Plan of Distribution                                         Outside Front and Inside Front Cover Pages of
                                                                               Prospectus; Plan of Distribution
    9             Legal Proceedings                                            Business of the Company -- Litigation
   10             Directors, Executive Officers, Promoters and                 Management; Management -- Certain
                  Control Persons                                              Relationships and Related Transactions; Risk
                                                                               Factors; Security Ownership of Certain
                                                                               Beneficial Owners and Management
   11             Security Ownership of Certain Beneficial Owners              Security Ownership of Certain Beneficial Owners
                  and Management                                               and Management
   12             Description of Securities                                    Description of Securities
   13             Interest of Named Experts and Counsel                        Inapplicable
   14             Disclosure of Commission Position on                         Management -- Indemnification
                  Indemnification for Securities Act Liabilities
   15             Organization Within Last Five Years                          Inapplicable
   16             Description of Business                                      Prospectus Summary; Risk Factors; The
                                                                               Company; Business of the Company
   17             Management's Discussion and Analysis or Plan of              Plan of Operation
                  Operation
   18             Description of Property                                      Prospectus Summary; Business of the Company
                                                                                -- The Properties; Business of the Company --
                                                                               Chile
   19             Certain Relationships and Related Transactions               Management -- Certain Relationships and
                                                                               Related Transactions
   20             Market for Common Equity and Related                         Outside Front Cover Page ; Risk Factors;
                  Stockholder Matters                                          Dividend Policy; Shares Eligible for Future Sale
   21             Executive Compensation                                       Management -- Executive Compensation
   22             Financial Statements                                         Financial Statements
   23             Changes in and Disagreements with Accountants on             Change in Accountants
                  Accounting and Financial Disclosure

Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

DATED: FEBRUARY 12, 1997                                   SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS


                                     [LOGO]


                            FREMONT GOLD CORPORATION
                                 3,600,000 UNITS
              EACH UNIT CONSISTING OF ONE SHARE OF COMMON STOCK AND
                 ONE DETACHABLE REDEEMABLE COMMON STOCK WARRANT
                            ------------------------

         The securities offered hereby are units ("Units"), each Unit consisting of one share (each a "Share" and together the "Shares") of common stock, par value $.001 (the "Common Stock"), of Fremont Gold Corporation, a Delaware corporation (the "Company"), and one Detachable Redeemable Common Stock Purchase Warrant (each a "Warrant" and together the "Warrants"). All 3,600,000 Units are available for issuance upon conversion of the Company's outstanding Series A Convertible Promissory Notes (the "Series A Notes"). Each Series A Note is convertible into one Unit for each $.50 of principal outstanding thereunder. Other than retirement of the converted Series A Notes, the Company will not receive any proceeds from this Offering. The Common Stock is presently traded on the OTC-Bulletin Board ("OTC-BB") under the symbol "FGLD". On February 6, 1997, the last reported sales price of the Common Stock was $1.56. See "Determination of Offering Price."

         The Shares are subject to certain restrictions on transfer pursuant to a Pooling Agreement previously executed by the holders of the Series A Notes. See "Description of Securities--Voluntary Pooling Agreements." Each Warrant is exercisable, for a term expiring September 30, 1997, to purchase one share of Common Stock at a price equal to the greater of $1.50 or seventy-five percent (75%) of the average closing bid price for the Common Stock on the OTC-BB, as reported by a generally accepted reporting service, for the 10 trading days preceding the exercise of the Warrant. The Company may redeem the Warrants, at a price of $.10 per Warrant, at any time upon fifteen (15) days' written notice to the Warrant holders. The Warrants are not transferable except with the prior written consent of the Company. The Company does not intend to list the Units or Warrants on any national securities exchange or NASDAQ. See "Description of Securities."
                                -----------------

    THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE
      SUBSTANTIAL DILUTION. SEE "RISK FACTORS" AT PAGE 9 AND "DILUTION" FOR
         INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS
                               -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OF ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

------------------------------------------------------------------------------
                               Underwriting Discounts
            Price to Public    and Commissions(1)       Proceeds to Company(2)
------------------------------------------------------------------------------
Per Unit    $.50               $.0375                   $.4625
------------------------------------------------------------------------------
Total       $1,800,000         $135,000                 $1,665,000
------------------------------------------------------------------------------

Footnotes appear on inside cover page.

                The date of this Prospectus is February 12, 1997.

(1) All 3,600,000 Units are offered for the conversion of the Series A Notes. No commissions or remuneration was paid for the private placement of the Series A Notes. Upon conversion of the Series A Notes, selected Broker/Dealers who agree to act as soliciting agents for the Company may be paid a selling commission of up to 7.5%.

(2) Represents cancellation of indebtedness represented by the Series A Notes upon conversion into Units, before deducting offering expenses payable by the Company estimated at approximately $50,000.

                                -----------------

     The Company is unaware of any specific plan of distribution of the Units, Shares, Warrants or Common Stock issuable upon exercise of the Warrants by the holders of the Series A Notes (the "Series A Note Holders") following conversion; however, the Company believes the Units, Shares, Warrants and Common Stock underlying the Warrants will be sold to or through brokers or agents in one or more transactions at varying prices determined at the time of sale or at a fixed or negotiated price. The Company will not receive any proceeds from such sales. The Company is paying all of the expenses in connection with the preparation of this Prospectus and the related Registration Statement and the qualification of the Units, Shares, Warrants and Common Stock underlying the Warrants under applicable state law.

                                -----------------

     This offering is being made without using the services of an underwriter. Upon conversion of the Series A Notes, the Series A Note Holders and any broker-dealers, agents or underwriters that participate with the Series A Note Holders in distributing the Units, Shares, Warrants and Common Stock underlying the Warrants may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), in which event any commission received by such broker-dealers, agents or underwriters and any profit on the resale of the Units, Shares or Warrants by them may be deemed to be underwriting commissions or discounts under the Act.

                                -----------------

     The Company publishes its consolidated financial statements in U.S. dollars. It is anticipated, however, that because the location of the Company's executive offices is in Canada and the Company's primary operation is in Chile, significant portions of the Company's revenues, when and if earned, and expenses may be collected and paid in Canadian dollars or Chilean pesos. Transactions recorded in currencies other than U.S. dollars will be translated (i) income and expense items will be translated at the weighted average exchange rate prevailing during the period, (ii) monetary assets and liabilities will be translated at the rates prevailing at the balance sheet date and (iii) non-monetary assets and liabilities will be translated at historical rates. All references to "$" are to United States currency and all monetary amounts are presented in U.S. dollars.

                                -----------------

     Information contained in this Prospectus contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," or "continue" or the negative thereof or other variations thereon or comparable terminology. The statements in "Risk Factors" beginning on page 9 of the Prospectus constitute cautionary statements identifying important factors, including certain risks and uncertainties with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward-looking statements.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND WILL BE SUBJECT TO IMMEDIATE SUBSTANTIAL DILUTION. Each prospective investor should carefully read this Prospectus in its entirety and carefully consider, among other things, the information set forth under the heading "RISK FACTORS."

THE COMPANY

Current Business Operations

         Fremont Gold Corporation (the "Company"), is engaged in the acquisition, exploration and development of mineral properties, primarily gold and copper properties located in Latin America. Through the Company's officers' and directors' extensive mineral exploration experience and Latin American knowledge and contacts, the Company is continuously assessing new opportunities for the acquisition of properties with the potential to be significant gold and copper producers. Although the Company is currently in negotiations to acquire, and/or is assessing the advisability of entering into negotiations to acquire, several mineral properties, the Company has no present commitments or agreements with respect to any property acquisitions other than those discussed below.

         The Company's principal mineral property interests consist of mining concessions located on three exploration properties in Chile. The Resguardo Property, the Cenizas Property and the Santa Eloisa Property mining concessions are currently held through existing leases and purchase options. See "Business of The Company -- The Properties." The Company's mineral property interests are held by a Chilean operating company, Minera Fremont Gold S.A., a Chilean corporation ("MFG"), of which Flagship Holding Ltd., a Barbados corporation and a wholly owned subsidiary of the Company ("FHL"), owns 99% of the issued and outstanding shares of common stock. Unless otherwise indicated, the term "Company" means collectively Fremont Gold Corporation, FHL and MFG.

         The Resguardo Property covers an area of over 6,000 hectares (15,000 acres) along 12 kilometers of the highly productive Atacama Fault System in Region III of northern Chile. The property is on the same structural trend and about 10 kilometers south of the Mantoverde Mine operated by the Anglo-American Company. The property is accessible by paved and well maintained dirt roads in approximately a 20 kilometers drive from the coastal town of Chanoval and is approximately 100 km from Copiapo, a town with a population of about 150,000. Recent sampling completed by the Company and a series of small surface mine workings has indicated gold mineralization at Resguardo Property along a zone which appears to be at least 3.5 kilometers long. See "Business of The Company--The Properties--Resguardo Property".

         The Cenizas Property covers an area of approximately 5,700 hectares (14,250 acres), on the West Fissure Fault, a regional geological structure that controls much of the known gold and copper mineralization in northern Chile. Located midway between, and on the same structural trend as, the major copper deposits of La Escondida and El Salvador, the property is 20 kilometers south of the Guanaco gold mine operated by Amax Gold. The property is in Region II of northern Chile at an altitude of approximately 3,000 meters in the southern Atacama desert and is easily reached in a three hour drive from the coastal town of Taltal. Gold mineralization, first discovered in the area by RTZ Mining and Exploration Limited ("RTZ") with a regional geochemical survey, occurs on the property in Tertiary volcanics and diorite intrusives. Subsequent work by RTZ has consisted of geophysical surveys, trenching, numerous short rotary drill holes to define gold mineralization under shallow gravel cover and the drilling of 23 reverse-circulation drill holes. Results of this work have shown highly anomalous to ore grade gold mineralization in trenches and drill holes in several areas on the property. See "Business of The Company--The Properties--Cenizas Property."

         The Santa Eloisa Property covers approximately 5,300 hectares (13,250 acres) in the Maricunga Gold Mining District located in Region II of northern Chile. The geological setting of the Santa Eloisa Property is similar to that of several large porphyry style gold deposits that have been discovered in the Maricunga District over the past several years. The property is at an altitude of between 4,200 and 5,300 meters and can be reached in about a five hour drive, along mostly dirt roads, from the nearby town of Copiapo. The Company has an option to acquire a 50% interest in the mining concessions on the Santa Eloisa Property by making payments totaling $500,000 to the mining concession owners and completing $1,000,000 of exploration work on the property before March 31, 1999. After the Company has satisfied its payment and exploration commitments, and if the mining concession owners do not contribute on a proportionate basis to further exploration and feasibility expenses, the Company can increase its ownership interest to 75% by funding and completing a feasibility study. The Company's interest in the Santa Eloisa Property is held by MFG. See "Business of the Company--The Properties--Santa Eloisa Property."

History and Prior Activities

         The Company was incorporated under the laws of the State of Florida as Tri-Way Industries, Inc. on June 27, 1986, for the purpose of seeking, investigating and acquiring business opportunities. The Company did not engage in any meaningful operations until on or about November 22, 1989, when the Company acquired The Rothchild Group, Inc. ("Rothchild Group") as its wholly owned subsidiary. Following the acquisition, the Company changed its name to The Rothchild Companies, Inc.

         From November of 1989 until mid-1993, the Company, through the Rothchild Group, operated as a full service advertising agency engaged in the advertising, marketing and public relations businesses. On October 20, 1993, however, the Rothchild Group filed for bankruptcy protection under Chapter 7 of the United States Bankruptcy Code in the Bankruptcy Court for the Southern District of Florida. After the Chapter 7 liquidation of the Rothchild Group, the Company did not engage in any meaningful business or commercial activities.

         On July 12, 1994, an investment group ("Investment Group") completed the purchase of an aggregate of 315,598 shares of the Company's Common Stock representing, at that time, approximately 60% of the Company's issued and outstanding Common Stock. In addition, the Investment Group provided sufficient funds in the form of loans to ensure the Company's viability and permit the Company to pursue possible business combinations, mergers or similar transactions. These loans were subsequently converted into 419,656 shares of Common Stock of the Company on December 30, 1994.

         On April 8, 1996, via a merger into a corporation formed for that purpose, the Company completed the transfer of its state of incorporation from Florida to Delaware. Accordingly, the Company is now a Delaware corporation.

         On April 15, 1996, the board of directors of the Company and holders of a majority of the outstanding Common Stock of the Company authorized a one-for-twenty (1-for-20) reverse split of the Company's Common Stock, pursuant to which each 20 shares of the Company's Common Stock outstanding immediately prior to April 30, 1996 were converted into one share of the Company's Common Stock. In connection with the reverse split, the Company maintained the par value of its Common Stock at $.001 per share, and the total number of shares of Common Stock authorized to be issued by the Company remained unchanged at 20,000,000 shares. The number of issued and outstanding shares of the Company's Common Stock after the reverse split was 1,000,000 shares. All references to shares of Common Stock herein have been adjusted to reflect this reverse split.

         On June 4, 1996, Laminco Resources, Inc., a British Columbia corporation engaged in the business of mineral exploration and development ("Laminco"), in a privately negotiated transaction purchased 600,000 shares of the Company's Common Stock (representing 60% of the Company's issued and outstanding Common Stock as of the date of the acquisition) from the Investment Group. In connection with the completion of the share acquisition by Laminco, the Company's board of directors and management were reconstituted and the Company implemented a new business plan discussed above under "Current Business Operations" and hereinafter under "Business of The Company."

         On July 25, 1996, the Board of Directors of the Company and holders of a majority of the outstanding shares of the Common Stock of the Company, authorized the Company, by written consent, to take a series of actions. These actions included: i) changing the Company's name to Fremont Gold Corporation to better reflect the proposed business of the Company, ii) approval of an Amended and Restated Certificate of Incorporation, iii) approval and adoption of a Stock Option Plan to allow the Company to attract and retain the best available personnel for positions of responsibility within the Company and to provide additional incentive to employees of the Company in order to promote the success of the Company's business; and iv) making certain management and director changes and forming the Company's Compensation and Audit Committees.

         On July 30, 1996 the Company completed a private placement of 1,000,000 shares of Common Stock at an offering price of $.20 aggregating $200,000 in proceeds to the Company. Michael J. Hopley, a director, president and chief executive officer of the Company, Edward M. Topham, a director and chief financial officer of the Company and David Shaw, a director of the Company, purchased 154,000, 73,310 and 138,603 shares of Common Stock, respectively, in this private placement. "Management -- Certain Relationships and Related Transactions."

         On July 31, 1996, the Company acquired 3,560,000 of the issued and outstanding shares of FHL common stock not previously owned by the Company. The shares of FHL common stock were acquired directly from the FHL shareholders in exchange for 3,560,000 newly issued shares of the Company's Common Stock. Upon completion of the share exchange, the Company directly owned all of the issued and outstanding shares of FHL's common stock. Michael J. Hopley, a director, president and chief executive officer of the Company, Edward M. Topham, a director and chief financial officer of the Company and David Shaw, a director of the Company, received 418,000, 256,000 and 372,000 shares, respectively, of the Company's Common Stock in the exchange. These interests in FHL were disclosed to the members of the Company's board and the acquisition of FHL was approved by the holders of a majority of the issued and outstanding shares of Common Stock of the Company. The acquisition of FHL by the Company has been accounted for at historical cost in a manner similar to pooling of interest accounting. See "Management -- Certain Relationships and Related Transactions."

         On August 1, 1996 the Company completed a private placement of 500,000 shares of its Common Stock to Laminco in consideration of $140,000.

         On August 21, 1996, the Company commenced an offering of $1,800,000 principal amount of 10.5% Series A Convertible Notes. On September 30, 1996 the Company had accepted subscriptions totaling $740,000. In December 1996, the Company completed the offering of Series A Notes and accepted subscriptions aggregating $1,800,000. Each Series A Note is convertible, at the option of the Series A Note Holder, into Units at any time after the Issue Date (as defined in the Series A Note) prior to the close on the Maturity Date (as defined in the Series A Note) at the rate of $.50 of principal per Unit. Each Unit is composed of one share of Common Stock and one Warrant. Each Warrant is exercisable to purchase one share of Common Stock at the greater of $1.50 or 75% of the ten day average closing prices, as quoted on the OTC-BB, immediately preceding the notice of exercise. The Warrants issued as a component of the Units will be redeemable by the Company at any time after issuance, upon 15 days written notice to the Warrant holders, at a redemption price of $.10 per Warrant. The holders of the Series A Notes, if any, issued Units upon conversion without an effective Registration Statement under the Securities Act of 1933, as amended ("Act"), covering such Units, the Common Stock included in the Units, and the Common Stock underlying the Warrants included in the Units, shall have the right, at any time, to join with the Company to register the Units, the Common Stock and Warrants included in the Units, and the Common Stock underlying the Warrants in any Registration Statement under the Act filed by the Company. Each purchaser of the Series A Notes has entered into a Voluntary Stock Pooling Agreement ("Pooling Agreement"). See "Description of Securities and Voluntary Stock Pooling Agreements". Under the terms of the Pooling Agreement each recipient of Units pursuant to conversion of the Series A Notes has agreed with the Company, the Trustee (as defined in the Pooling Agreement) and each with the other, that they will deliver the certificates representing their Shares included in the Units to the Trustee. The shares of Common Stock issuable upon exercise of the Warrants will not be subject to the Pooling Agreement. Pursuant to the Pooling Agreement the Trustee shall hold all certificates subject to release, on a pro-rata basis, as set forth below:

PRO-RATA SHARES OF COMMON STOCK              RELEASE DATE
-------------------------------              ------------
25% of Common Stock purchased                April 1, 1997
25% of Common Stock purchased                July 1, 1997
25% of Common Stock purchased                October 1, 1997
the balance of Common Stock purchased        January 1, 1998

         On August 23, 1996, the Company's indirectly owned Chilean operating subsidiary changed its name from Inversiones Mineras Ayl S. A. to Minera Fremont Gold Chile S.A.

         On December 30, 1996, certain unaffiliated shareholders of the Company, pursuant to an agreement entered into with Laminco, agreed to transfer to Laminco, an affiliate of the Company, 1,497,000 shares of Common Stock.

         On December 31, 1996, Laminco, pursuant to a Share Purchase and Sale Agreement, sold 2,597,000 of the Company's Common Stock, representing 100% of the Common Stock owned by Laminco. Each of the purchasers of these shares entered into Stockholders Agreement with the Company, the terms of which restrict the transferability of the shares purchased until December 20, 1997.

         The Company's registered office and headquarters is 777 Hornby Street, Suite 2000, Vancouver, British Columbia V6Z 1S4, its telephone number is 604-682-4606. While its headquarters are in Vancouver, the Company has established an office in Santiago, Chile from which its Chilean exploration activities are directed.

THE OFFERING
Securities Offered:.........................................   3,600,000 Units, each Unit consisting of one
                                                               Share and one Warrant

Common Stock Outstanding Before Offering:...................   6,060,000 (1) (2)

Common Stock Outstanding After Offering:....................   9,660,000 (1) (2)

Common Stock Outstanding (assuming full exercise of the
Warrants)...................................................   13,260,000(1)(2)(3)

Warrant Terms

         Expiration Date....................................   September 30, 1997 (exercisable immediately
                                                               commencing on the date of issuance)

         Exercise Price.....................................   The greater of $1.50 or 75% of the average
                                                               closing bid price on OTC-BB for the Company's
                                                               Common Stock over the 10 trading days
                                                               immediately prior to exercise

         Redemption.........................................   Redeemable by the Company at $.10 per share
                                                               underlying the Warrants upon 15 days' written
                                                               notice

Voluntary Pooling...........................................   Each of the Series A Note Holders, as a condition
                                                               precedent to his/her purchase of the Series A
                                                               Notes, entered into a Voluntary Stock Pooling
                                                               Agreement.  See "Description of Securities --
                                                               Voluntary Stock Pooling Agreements."

OTC-BB Symbol Common Stock..................................   FGLD

-----------------

1. Does not include 1,000,000 shares of Common Stock reserved for issuance upon exercise of options granted pursuant to the Company's Stock Option Plan. As of January 1, 1997, 955,000 options had been granted under the Stock Option Plan. See "Management - Stock Option Plan."

2. Does not include 400,000 shares of Common Stock issuable upon exercise of warrants granted to Laminco in connection with a $200,000 loan made by Laminco to the Company. See "Management -- Certain Relationships and Related Transactions."

3. Includes only those Warrants included in the Units offered hereby. The Company may redeem the Warrants at any time after issuance upon 15 days written notice.

PLAN OF DISTRIBUTION

         All 3,600,000 Units are being offered to the Series A Note Holders upon conversion of the Series A Notes. The Company is unaware of any specific plan of distribution of the Series A Note Holders following the conversion of the Series A Notes, but believes that the Units, Shares, Warrants and Common Stock underlying the Warrants, will be sold at prevailing market prices on the OTC-BB, without the payment of any underwriting commissions or discounts other than ordinary brokerage transaction fees. See "Plan of Distribution." The Company is paying all of the expenses in connection with the preparation of this Prospectus and the related Registration Statement.

RISK FACTORS

         THE SECURITIES OFFERED HEREBY ARE SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR INVESTMENT. SEE "RISK FACTORS."

SUMMARY FINANCIAL INFORMATION

         The following selected financial information is derived from the financial statements of the Company included elsewhere herein, and should be read in conjunction with such financial statements and notes thereto. The financial statements of the Company and its recent acquisition, FHL, are presented on a combined basis as of the periods presented. The financial statements of FHL for the period ended June 30, 1996 have been audited by KPMG.


STATEMENT OF OPERATIONS DATA:       NINE MONTHS ENDED SEPTEMBER 30,      YEARS ENDED DECEMBER 31,
                                      1996(1)              1995             1995           1994
                                      ----                 ----             ----           ----
Interest income ..............      $    2,152        $       --        $       --       $     --
Net loss .....................         284,049             8,606             9,862          7,570
Loss per common share ........      $     0.11        $     0.01        $     0.01       $   0.01
Weighted average common shares
outstanding ..................       2,534,872         1,000,000         1,000,000        565,204


                                       -----------------------------------------------------
BALANCE SHEET DATA:                    DECEMBER 31,   SEPTEMBER 30,         SEPTEMBER 30,
                                          1995            1996           1996 AS ADJUSTED(2)
                                       -----------------------------------------------------
   Working capital (deficit) ...         $(3,965)      $ (330,947)          $1,284,053
   Total assets ................           1,035        1,194,178            2,069,178
   Total Liabilities ...........           5,000        1,100,806              360,806

   Stockholders Equity (deficit)         $(3,965)      $   90,872           $1,705,872


1. Reflects operating results of FHL from July 1, 1996, the effective date of its acquisition. The acquisition of FHL by the Company has been accounted for at historical cost in a manner similar to pooling of interest accounting. See "Financial Statements.''

2. As adjusted to give effect to i) completion of $1,060,000 Series A Notes privately placed after September 30, 1996, ii) the conversion of $1,800,000 in Series A Note principal and iii) the payment of commissions and estimated offering costs. Does not give effect to (i) exercise of the Warrants included in the Units offered pursuant to this Prospectus, (ii) the exercise of warrants to purchase Common Stock granted to Laminco or
     (iii) options to purchase 955,000 shares of Common Stock granted pursuant to the Company's Stock Option Plan.

                                  RISK FACTORS

The securities offered hereby are speculative, involve a high degree of risk and should not be purchased by anyone who cannot afford the loss of his or her entire investment. In addition to the other information in this Prospectus, prospective investors should carefully consider the following risk factors in evaluating an investment in the Securities.

NATURE OF MINERAL EXPLORATION AND DEVELOPMENT. The exploration for mineral deposits and development of mineral properties entails significant financial risks which even a combination of careful evaluation, experience and knowledge may not eliminate. While the discovery of an orebody may result in substantial rewards, few properties which are explored are ultimately developed into producing mines. Major expenses may be required to establish ore reserves by drilling, constructing mining and processing facilities at a site, developing metallurgical processes and extracting metals from the ore. It is impossible to ensure that the proposed exploration and development programs of the Company will result in a profitable commercial mining operation.

Whether a mineral deposit will be commercially viable depends on a number of factors, some of which are the particular attributes of the deposit, such as size, grade and proximity to infrastructure, as well as, metal prices which are highly cyclical and government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but any of these factors could have a material adverse effect on the business, financial condition and results of operation of the Company and may result in the Company not receiving an adequate return on invested capital.

NO RECENT OPERATING HISTORY; ANTICIPATED LOSSES; FLUCTUATING RATES OF GROWTH. The Company did not commence its current business operations until June 1996. Accordingly, the Company has no meaningful operating history upon which an evaluation of the Company and its prospects can be based. The Company and its prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies engaged in the acquisition, exploration and development of mineral properties. To address these risks, the Company must, among other things, respond to competitive developments, attract, retain and motivate qualified personnel, as well as implement and successfully execute its acquisition, exploration and development programs. Because of the inherent processes involved in developing a prospective mineral property, it is anticipated that the Company will record losses until the properties become operational and/or sold, if ever. There can be no assurance that the Company will be successful in addressing such risks.

RISKS OF FOREIGN OPERATIONS. In certain countries in which the Company may obtain mineral rights (whether held directly or indirectly), mineral exploration and mining activities may be affected in varying degrees by political stability and government regulations relating to the mining industry. Any changes in regulations or shifts in political conditions are beyond the control of the Company and may adversely affect its business, financial condition and results of operations.

RISK OF CHILEAN OPERATIONS. Currently, the Company's primary mineral properties are located in Chile. Chile has a presidential system of government with a bicameral legislature consisting of the Senate and the Chamber of Deputies. The next nationwide congressional election is scheduled for December 1997. The official monetary unit of Chile is the peso. The exchange rate for the peso is determined by market prices. The Chilean Central Bank is an independent body charged with sole control over monetary policy and has the goal of controlling inflation and maintaining the value of the currency. The foreign investment statute (also know as Decree Law No. 600) regulates various aspects of foreign investment in Chile and is intended to ensure non-discrimination in relation to the rights and benefits conferred upon national investors. The statute applies to foreign individuals and legal entities and to Chilean citizens who reside out of the country and who transfer foreign capital into Chile. The 1980 Constitution establishes that the State is the owner of all mineral resources, but permits the exploration and exploitation of mineral deposits by private parties through mining concessions. It also establishes that these mining concessions will be granted by the courts and will have rights and obligations determined by a Constitutional Organic Law. The 1982 Mining Law, Constitutional Organic Law No.

18097 of 1982 and the Constitution provide the legal framework for the exploration and exploitation of mining concessions. This law can only be changed with the approval of 60 percent of both houses of Congress. Currently, the political, monetary and economic environment in Chile is stable. In addition, the current state of foreign investment statutes and mining laws are clear and considered liberal in relation to other South American countries. However, there are no assurances that political, monetary or economic changes may not adversely affect the Company. Also, there are no assurances that future changes in foreign investment statutes or mining laws will not have a material adverse effect on the Company's business. See "Business of the Company - Chile."

CHILEAN MINING CONCESSIONS. Chile's 1982 Mining Law, Constitutional Organic Law No. 18097 of 1982 and the Chilean Constitution provide the legal framework for the exploration and exploitation of minerals in Chile. Upon proper filing by a claimant, mining concessions are granted by the Chilean courts. Mining concessions constitute interests in real property that are distinct and independent of the ownership of the surface land on which the concession is granted. Mining concessions can be mortgaged or transferred separate from the surface rights. An owner of a mining concession has the right to defend ownership of that concession against the State and third parties.

Mining concessions may be either exploration concessions or exploitation concessions. An exploration concession is the right to explore the defined area and to later obtain an exploitation concession over the area. Exploration concessions are granted for a two-year period and may be renewed once for an additional two years provided that upon such renewal one-half of the area covered by the original concession is surrendered. An exploitation concession is the exclusive right to explore for and exploit minerals from the defined area for an indefinite period. See "Business of the Company--Chile--Mining Concessions."

The courts will grant an exploration or exploitation concession regardless of the existence of any preexisting concession covering the area. A claimant may file on top of ("top filed") an existing concession holder, meaning applying for a concession on an area for which a previous concession has already been granted. Pursuant to Chilean law, if this top filed claim is in proper form, the courts will grant a concession to the top filed claimant, notwithstanding the existence of the prior concession. Once claims are filed, they are gazetted (published) in the Mining Bulletin which is printed monthly and subscribed to by the Company. If a claim holder is top filed, the top filer does not have a preferential right to the mining concession on the area unless the original concession holder allows the prior granted concession to lapse. Concessions can lapse, and a top filer gain priority, in the following primary ways: (i) an exploration concession expires after two years if it is not renewed or converted to an exploitation concession; (ii) if an exploration concession is renewed and one-half of the original claim is abandoned as required, a top filer gains priority on the abandoned portion of the concession; (iii) failure to pay any patents for the concession and the top filer is the high bidder at the high public auction of the concession; or (iv) failure to defend an exploration concession against a top filed claim for a period of four years following publication of the grant of the top filed concession.

Although the Company has implemented programs to review monthly (i) the aging status of its exploration concessions, (ii) the annual patents due on its exploration and exploitation concessions and (iii) newly published claims which may have been filed on top of the Company's concessions, there can be no assurance that the Company will be granted an exploitation concession upon application made for aging exploration concessions or that it will be successful in defending its concessions against a claim which is filed on top of its existing concessions. A failure to effectively defend a concession, depending upon the characteristics of the particular property, could have a material adverse effect on the Company's business, financial condition and results of operations.

The Company attempts to minimize its exposure to claims litigation and loss by completing a diligent review of all claims it seeks to acquire and by maintaining one full time employee who is responsible to maintain the integrity of the Company's concession portfolio. However, there can be no assurance that these policies will be sufficient to protect all of the Company's Chilean mining concessions.

The State may expropriate a concession, upon payment of indemnification to the concession holder, when the law specifically authorizes, usually for public policy, national security or national interest reasons. If the State takes such action, the concession owner has an opportunity to make a claim regarding the legality of the State's action. The Company does not believe expropriation of its current mining concessions is likely; however, there can be no assurances in that regard. The expropriation of a mining concession, depending upon the characteristics of the property, could have a material adverse effect on the business, financial condition and results of operations of the Company.

CAPITALIZATION AND COMMERCIAL VIABILITY. The exploration and development of mineral properties is a capital intensive enterprise. As a result, the Company expects it will be necessary to obtain additional funding to continue its operations. The Company has limited financial resources and there can be no assurance that additional funding will be available to the Company for exploration or development of properties it may acquire or to fulfill its obligations under any applicable agreements. There also can be no assurance that the Company will be able to obtain adequate financing in the future or that the terms of such financing will be favorable, or that joint ventures will be available for the Company's properties once acquired. Failure to obtain such additional financing could result in delay or indefinite postponement of exploration and development of acquired properties with the possible loss of such properties. Such delays or loss could have a material adverse effect on the Company's business, financial condition and results of operation.

If the Company proceeds to production on a particular property, commercial viability will be affected by certain factors that are beyond the Company's control, including the specific attributes of the deposit, the fluctuation in metal prices, the costs of constructing and operating a mine in a specific environment, the cost and availability of processing and refining facilities, the availability of economical sources of energy and water, government regulations including regulations relating to prices, royalties, duties, taxes, restrictions on production, quotas on exportation of minerals, as well as the costs of protection of the environment and agricultural lands. Individually or in combination, these factors could have a material adverse effect on the Company's business, financial condition and results of operations.

REQUIREMENT FOR PERMITS AND LICENSES. The operations of the Company may require licenses and permits from various governmental authorities. Management believes that the Company can obtain all necessary licenses and permits to carry on the activities which it anticipates conducting under applicable laws and regulations in respect of properties acquired. There can be no assurance, however, that the Company will be able to obtain or maintain in force all necessary licenses and permits that may be required to conduct exploration or commence construction or operation of mining facilities at properties under exploration. The failure to obtain or maintain a necessary license could have a material adverse effect on the Company's business, financial condition or results of operations.

Further, many of the mineral rights and interests the Company may acquire may be subject to government approvals. In all such cases, approval is, as a practical matter, subject to the discretion of the appropriate governments or governmental officials. Management of the Company has no reason to believe that such approvals will not be granted. However, no assurance can be given that the Company will be successful in obtaining any or all of such approvals. A failure to obtain such approvals could have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION. The mineral exploration and mining business is competitive in all of its phases. The Company competes with numerous other companies and individuals in a search for and the acquisition of attractive mineral properties. Many of these companies possess greater financial and technical resources. The Company's ability to develop reserves in the future will depend not only on its ability to develop its present properties, but also on its ability to select and acquire suitable prospects for mineral exploration. There can be no assurance that the Company can effectively compete in this environment.

ELECTION NOT TO CONVERT BY SERIES A NOTE HOLDERS. Pursuant to the terms of the Series A Notes, each Series A Note Holder, in his/her sole discretion, may elect not to convert into the Units offered by this Prospectus. The Company believes that it will be successful in obtaining conversion of all of the Series A Notes. There is no assurance, however, in that regard. An election by a Series A Note Holder not to convert would result in the Company being required to repay the principal amount of the unconverted Series A Note, together with accrued and unpaid interest, on March 1,

1997. The Company has been utilizing the proceeds of the Series A Notes in connection with its business operations. Therefore, if any of the Series A Note Holders elect not to convert the Company may be required to use any or all of the remaining proceeds from the offering of the Series A Notes to repay principal and interest to those Series A Note Holders who elect not to convert. There can be no assurance that the Company will have sufficient remaining proceeds to repay those Series A Note Holders who elect not to convert. The Company may be required to seek outside sources of capital to meet its financial obligations under the Series A Notes if a sufficient number of Series A Note Holders elect not to convert. The failure to procure such financing on acceptable terms could have a material adverse effect on the Company's business, financial condition and results of operations.

REGISTRATION STATEMENT NOT EFFECTIVE BY MARCH 1, 1997. The Company has exercised its right, pursuant to the terms of the Series A Notes, to extend the Maturity Date (as defined in the Series A Note) to March 1, 1997. In the event the Registration Statement, of which this Prospectus is a part, is not effective by March 1, 1997, the Company will be required to seek approval from the Series A Note Holders for an addition extension of the Maturity Date. It is highly unlikely the Series A Note Holders will elect to convert without an effective Registration Statement. An election by a Series A Note Holder not to extend the Maturity Date would result in the Company being required to repay the principal amount of the Series A Note, together with accrued and unpaid interest, on March 1, 1997. The Company has been utilizing the proceeds of the Series A Notes in connection with its business operations. Therefore, if any of the Series A Note Holders elect not to extend the Maturity Date the Company may be required to use any or all of the remaining proceeds from the offering of the Series A Notes to repay principal and interest to those Series A Note Holders who elect not to extend the Maturity Date. There can be no assurance that the Company will have sufficient remaining proceeds to repay those Series A Note Holders who elect not to extend the Maturity Date. The Company may be required to seek outside sources of capital to meet its financial obligations under the Series A Notes if a sufficient number of Series A Note Holders elect not to extend the Maturity Date. The failure to procure such financing on acceptable terms could have a material adverse effect on the Company's business, financial condition and results of operations.

NEED FOR ADDITIONAL CAPITAL; SUBSEQUENT OFFERINGS. The Company anticipates that the funds raised through its placement of the Series A Notes will be adequate for its cash requirements for six months from the date of this Prospectus. Thereafter, the Company will require substantial additional capital to finance its proposed business activities and operations described herein. There can be no assurance that the Company will be able to obtain additional funds on acceptable terms once it has expended the proceeds of the Series A Note offering. The failure to procure such financing on acceptable terms could have a material adverse effect on the Company's business, financial condition and results of operations.

The Company presently intends to sell additional securities at a price sufficient to raise approximately $2,000,000 to $4,000,000, either pursuant to a registration statement or an exemption from registration under the Securities Act of 1933 (as amended) within 12 months after the date of this Prospectus. The Board of Directors, in its sole discretion, may decide to increase or decrease the amount of funds required and determine the class and amount of the securities offered and the manner by which they are offered in such an offering. There is no assurance, however, that the proposed offering will be completed. The Company believes it can continue operations for a period of six months from the date of the Prospectus without the proceeds of the proposed offering. Nevertheless, the Company will not be able to finance the development of its proposed business at the rate contemplated by management if such funding is not available.

UNINSURABLE RISKS. In the course of exploration, development and production of mineral properties, several risks, and in particular, unusual geological or unexpected operating conditions, including failure of pit walls or dams, fires and flooding, may occur. The Company may also incur liability as a result of pollution and other casualties. The Company may not be able to insure fully, if at all, against such risks due to political or other reasons, or the Company may decide not to take out insurance against such risks as a result of high premiums or other reasons. Paying compensation for obligations resulting from such liability may entail significant costs for the Company and could have a material adverse effect on the Company's business, financial condition or results of operations.

CONTROL OF THE COMPANY. Assuming full conversion of all the outstanding Series A Notes, the exercise of all the Warrants and the exercise of options granted pursuant to the Company's Stock Option Plan, the current officers and directors of the Company will own a total of 1,722,282 shares of Common Stock. These shares will represent approximately 13% of the outstanding voting securities of the Company after full conversion of the Series A Notes. See "Security Ownership of Certain Beneficial Owners and Management."

SUBSTANTIAL DILUTION TO INVESTORS. The 6,060,000 shares of the Company's Common Stock outstanding on September 30, 1996 had a net tangible book value of ($322,722), or ($.05) per share. After giving effect to the issuance of 3,600,000 Shares as part of the Units offered hereby, the receipt of the proceeds from the Series A Note offering and the payment of commissions and estimated offering costs, the pro forma net tangible book value of the Company's outstanding Common Stock on that date would be $1,292,278, or $.13 per share. Therefore, the Series A Note Holders receiving the Shares included in the Units offered hereby will suffer an immediate dilution of approximately $.36 per share and the present stockholders of the Company will receive an immediate increase of $.18 per share in the net tangible book value of the Common Stock held by them. If the Series A Notes are fully converted into the Units offered hereby, the contribution by the Series A Note Holders will constitute approximately 83% of the total contributions to the capital of the Company and the shares of Common Stock included in the Units will only constitute 37% of the outstanding stock of the Company. Accordingly, the Series A Note Holders receiving the Units offered hereby will bear a disproportionately high share of the total risk. See "Dilution."

DEPENDENCE ON KEY PERSONNEL. The success of the Company is dependent on the services of Michael J. Hopley, Edward M. Topham and Roberto Partarrieu, each a member of senior management. The experience of these individuals will be a factor contributing to the Company's continued success and growth. The loss of one or more of these individuals could have a material adverse effect on the Company's business, financial condition, results of operations and business prospects. The Company does not currently have key man life insurance on any of these individuals. See "Management."

NO ASSURANCE OF PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE. Prior to the date of this Prospectus, there has been only a limited market for the Common Stock and no market for the Warrants. There can be no assurance that such a market for the Common Stock will develop or that, if developed, such market will be sustained. The conversion price of the Series A Notes was arbitrarily determined by the Company and it is not necessarily related to the Company's asset value, net worth or other established criteria of value. Market prices for the Common Stock upon conversion of the Series A Notes will be influenced by a number of factors, including exploration results obtained from the Company's mineral properties, the Company's ability to acquire additional mineral properties, quarterly variations in the financial results of the Company and its competitors, changes in earnings, estimates by analysts, conditions in the natural resource markets, the overall economy and financial markets and political factors.

FORWARD LOOKING STATEMENTS AND ASSOCIATED RISK. This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding, among other items, (i) the Company's growth strategies,
(ii) the anticipated production of the Company's properties, and exploration results from the Company's current and future mineral properties. These forwardlooking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements as a result of the factors described herein, including, among others, exploration results or economic influence. In light of these risks and uncertainties, there can be no assurance that the forward-looking information in this Prospectus will in fact transpire or prove to be accurate.

                                 USE OF PROCEEDS

In December 1996, the Company completed a private placement of its Series A Notes in the aggregate amount of $1,800,000 in original principal. As of January 1, 1997, $1,800,000 in principal remained outstanding and $47,903.88 in interest on the Series A Notes was accrued but unpaid. For a period expiring March 1, 1997, the Series A Notes can be converted into Units. Upon conversion, the Company will issue one Unit for each $.50 of converted principal. All accrued interest at the time of conversion will be paid by the Company. All of the Units registered as part of the Registration Statement of which this Prospectus is a part are reserved for issuance upon conversion of the Series A Notes. Other than retiring the converted Series A Notes, the Company will receive no proceeds from the Units offered hereby. The Company has used, and intends to continue to use, the proceeds from the private placement of the Series A Notes to finance initial geological mapping, geophysical surveys, sampling, trenching, and limited core drill exploration programs on its Resguardo, Cenizas and Santa Eloisa properties, costs associated with identification and acquisition of additional mineral properties and for general working capital. See "Business of the Company."

                              PLAN OF DISTRIBUTION

         This Prospectus describes the offering of 3,600,000 Units, each Unit consisting of one Share and one Warrant. All 3,600,000 Units are offered only to Series A Note Holders upon conversion of their outstanding Series A Notes during the time which the Registration Statement of which this Prospectus is a part is effective. Therefore, the Units are offered to the Series A Note Holders on a "best efforts" no minimum basis.

         The offering period will commence on the date the Company receives approval from the Securities and Exchange Commission and the appropriate state regulatory bodies and will terminate with the termination of the Registration Statement's effectiveness.

         The Company is unaware of any specific plan of distribution of the Series A Note Holders following the conversion of the Series A Notes, but believes that the Units, Shares, Warrants and Common Stock underlying the Warrants, will be sold at prevailing market prices, without payment of any underwriting commissions or discounts other than ordinary brokerage transaction fees. The Company will not receive any proceeds from such sales.

                         DETERMINATION OF OFFERING PRICE

         Prior to any conversions of the Series A Notes, the Common Stock of the Company traded on the OTC-BB. The conversion price of the Series A Notes was determined by management and does not necessarily bear any direct relation to the current market price, asset value or net book value of the Company, the Common Stock or the Units.

                                    DILUTION

         "Dilution" represents the difference between the offering price of the Common Stock and the pro forma net tangible book value per share of Common Stock immediately after the completion of an offering. "Net tangible book value" is the amount that results from subtracting the total liabilities of the Company from its total tangible assets. In this Offering, the level of dilution will be increased as a result of the negative tangible book value of the Company's issued and outstanding Common Stock. The net tangible book value of the Company as of September 30, 1996 was a deficit of $322,722, or $.05 per share of Common Stock. Net tangible book value per common share is determined by dividing the number of common shares outstanding into the tangible net worth of the Company. Giving effect to the sale of 3,600,000 Shares included in the Units offered hereby at an offering price of $.49 per Share, the full and complete conversion of the Series A Notes and the payment of commissions and estimated offering costs, the pro forma net tangible book value at September 30, 1996 would have been $1,292,278, or $.13 per share of Common Stock. This represents an immediate increase in net tangible book value of $.18 per Share of Common Stock to existing shareholders and an immediate dilution of $.36 per Share of Common Stock to new investors. The foregoing figures give effect to the issuance of the Shares pursuant to conversion of the Series A Notes, but do not include the assigned purchase price of $.01 per Warrant included in the Units. The following table illustrates this per share dilution:

Offering price per Share .....................................                $.49

Net tangible book value per common share at September 30,
1996..........................................................   $(.05)

Increase in net tangible book value per common share
attributable to new investors on Common Stock.................     .18
                                                                 -----

Pro forma net tangible book value per common share after
offering of Common Shares.....................................                 .13
                                                                              ----
Dilution in net tangible book value per common share to new
investors.....................................................                $.36
                                                                              ----
Dilution per share as a percentage of offering price..........                  73 %
                                                                              ====

         The following table sets forth on a pro forma basis at September 30, 1996, the differences between existing shareholders and new investors assuming full conversion of the Series A Notes with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price paid per share:

                                Shares Purchased               Total Consideration         Per Share
                                  Amount           %            Amount             %
                                --------------------------------------------------------------------
Existing shareholders......     6,060,000        62.7%         $  869,986         32.6%       $.14
New investors..............     3,600,000        37.3%          1,800,000         67.4%       $.49
                                --------------------------------------------------------------------
Total......................     9,660,000       100.0%         $2,669,986          100%
                                ======================================================

         The foregoing table assumes no exercise of i) 400,000 warrants granted to Laminco, ii) 955,000 options granted pursuant to the Company's 1996 Stock Option Plan and iii) 3,600,000 Warrants included in the Units. As of the date of this Prospectus there are no options or warrants outstanding to purchase shares of Common Stock at prices less than the conversion price of the Series A Notes offered hereby.

                                 DIVIDEND POLICY

         The Company has never paid cash dividends and it is not anticipated that any cash dividends will be paid in the foreseeable future. While the Company's dividend policy will be based on the operational results and capital needs of the business, it is anticipated that all future earnings, if any, will be retained to finance the expansion of the Company's business. Therefore, purchasers who need immediate and consistent income from cash dividends should not convert their Series A Notes into the Units offered hereby.

                   CAPITALIZATION AND SELECTED FINANCIAL DATA

CAPITALIZATION

         The following table sets forth the capitalization of the Company as of September 30, 1996 and as adjusted to give effect i) completion of $1,060,000 Series A Notes privately placed after September 30, 1996, ii) the full and complete conversion of the Series A Notes into the 3,600,000 Units offered pursuant to this Prospectus and iii) payment of commissions and estimated offering costs.

                                                                     SEPTEMBER 30, 1996
                                                                 --------------------------
                                                                  ACTUAL      AS ADJUSTED(1)
                                                                 --------------------------
Series A Notes...........................................        $ 740,000             --
Non-controlling interest.................................            2,500          2,500
Shareholders' equity:
Common Stock, $.001 par value, 20,000,000 authorized;
6,060,000 issued and outstanding; 9,660,000 shares as
adjusted(1)..............................................           48,386         51,986
Additional paid in capital...............................          821,600      2,433,000
Retained earnings........................................         (779,114)      (779,114)
                                                                 ------------------------
     Total shareholder' equity...........................           90,872      1,705,872
                                                                 ------------------------
Total Capitalization.....................................        $ 833,372      1,708,372
                                                                 ========================

-----------------------

1. Does not include Common Stock issuable upon exercise of i) 400,000 shares of Common Stock issuable upon exercise of a warrant granted to Laminco, ii) 955,000 options granted pursuant to the Company's Stock Option Plan and iii) 3,600,000 Warrants offered as part of the Units pursuant to this Prospectus.

SELECTED FINANCIAL DATA

         The following selected financial information is derived from the financial statements of the Company included elsewhere herein, and should be read in conjunction with such financial statements and notes thereto.


STATEMENT OF OPERATIONS DATA:                   NINE MONTHS ENDED SEPTEMBER 30,     YEARS ENDED DECEMBER 31,
                                                   1996(1)        1995                1995            1994
                                                   ----           ----                ----            ----
Interest income..........................       $    2,152     $       --          $       --        $     --
Net loss.................................          284,049          8,606               9,862           7,570
Loss per common share....................       $     0.11     $     0.01          $     0.01        $   0.01
Weighted average common shares
outstanding..............................        2,534,872      1,000,000           1,000,000         565,204


                                           -----------------------------------------------------
BALANCE SHEET DATA:                        DECEMBER 31,      SEPTEMBER 30,    SEPTEMBER 30,
                                              1995              1996         1996 AS ADJUSTED(2)
                                           -----------------------------------------------------
Working capital (deficit)............       $(3,965)         $(330,947)         $1,284,053
Total assets.........................          1,035          1,194,178          2,069,178
Total Liabilities....................          5,000          1,100,806            360,806
Stockholders Equity (deficit)........       $(3,965)         $   90,872         $1,705,872

1. Reflects operating results of FHL from July 1, 1996, the effective date of its acquisition. The acquisition of FHL by the Company has been accounted for at historical cost in a manner similar to pooling of interest accounting. See "Financial Statements."

2. As adjusted to give effect to i) completion of $1,060,000 Series A Notes privately placed after September 30, 1996, ii) the conversion of $1,800,000 in Series A Note principal and iii) the payment of commissions and estimated offering costs. Does not give effect to (i) exercise of the Warrants included in the Units offered pursuant to this Prospectus, (ii) the exercise of warrants to purchase Common Stock granted to Laminco or (iii) options to purchase 955,000 shares of Common Stock granted pursuant to the Company's Stock Option Plan.

                                PLAN OF OPERATION

         The Company is, and plans to continue to be, engaged in the acquisition, exploration and development of mineral properties, primarily gold and copper properties located in Latin America. The Company's near term operational plan is to complete exploration on its three principal mineral property interests and to pursue the identification and acquisition of additional mineral properties. The Company has implemented an aggressive plan to assess new opportunities for the acquisition of additional mineral properties with the potential to be significant gold and copper producers.

         During the next twelve months the Company will be required to pay $405,000 in lease and purchase option payments in connection with its Resguardo, Cenizas and Santa Eloisa properties. See "Business of the Company -- The Properties." In addition, the Company is required to expend $200,000, $300,000 and $500,000 in conducting exploration on its Cenizas Property during 1997, 1998 and 1999, respectively, and $1,000,000 in conducting exploration on its Santa Eloisa Property before April 30, 1999.

         The Company also intends to expend significant additional funds on i) exploration in excess of contractual commitments, ii) identification and acquisition of additional mineral properties and iii) general and administrative costs associated with the implementation of its operational plan. The Company has the ability to exercise control over the amount and timing of a significant portion of these additional costs.

         It is anticipated that the proceeds from the Series A Notes will satisfy the Company's cash requirements for six months from the date of this Prospectus. The Company may extend this date through reducing its current exploration budget and acquisition activities. To the extent the additional financial resources discussed below are not available to the Company, the Company may be required to substantially reduce or eliminate its exploration and or acquisition activities.

         The Company's current operational plan relies upon the full conversion of all Series A Notes. In addition, to maintain the Company's current level of exploration and acquisition activities, the Company will need a significant portion of the Warrants to be exercised during the second quarter of 1997. The Company currently anticipates that it will sell additional securities at a price sufficient to raise approximately $2 million to $4 million, either pursuant to registration or an exemption from registration under the Securities Act of 1933 (as amended) within 12 months of the date of this Prospectus. If the Company is successful in obtaining proceeds from a significant number of Warrant exercises and it is successful in selling additional securities, the Company likely will expand its property acquisition program and accelerate exploration work on its current properties.

         The Company has experienced operating losses since inception, resulting in an accumulated deficit position. The Company's financial position and operating results raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are discussed above.

         During the next 12 months the Company will focus its human and financial resources on i) exploration of its existing properties, ii) identification and acquisition of additional mineral properties and iii) exploration of mineral properties subsequently acquired. The Company does not anticipate any significant purchases or sales of plants or equipment during the next twelve months.

         Currently, the Company has 11 full time employees. The Company also has one full time and several part time geological consultants. The Company anticipates hiring one additional full time employee during the first half of 1997. To the extent the Company is successful in acquiring additional mineral properties, it may hire one or more employees or consultants on a full time basis in the technical field.

                                   THE COMPANY

         The Company was incorporated under the laws of the State of Florida as Tri-Way Industries, Inc. on June 27, 1986, for the purpose of seeking, investigating and acquiring business opportunities. The Company did not engage in any meaningful operations until on or about November 22, 1989, when the Company acquired The Rothchild Group, Inc. ("Rothchild Group") as its wholly owned subsidiary. Following the acquisition, the Company changed its name to The Rothchild Companies, Inc.

         From November of 1989 until mid-1993, the Company, through the Rothchild Group, operated as a full service advertising agency engaged in the advertising, marketing and public relations businesses. On October 20, 1993, however, the Rothchild Group filed for bankruptcy protection under Chapter 7 of the United States Bankruptcy Code in the Bankruptcy Court for the Southern District of Florida. After the Chapter 7 liquidation of the Rothchild Group, the Company did not engage in any meaningful business or commercial activities.

         On July 12, 1994, an investment group ("Investment Group") completed the purchase of an aggregate of 315,598 shares of the Company's Common Stock representing, at that time, approximately 60% of the Company's issued and outstanding Common Stock. In addition, the Investment Group provided sufficient funds in the form of loans to ensure the Company's viability and permit the Company to pursue possible business combinations, mergers or similar transactions. These loans were subsequently converted into 419,656 shares of Common Stock of the Company on December 30, 1994.

         On April 8, 1996, via a merger into a corporation formed for that purpose, the Company completed the transfer of its state of incorporation from Florida to Delaware. Accordingly, the Company is now a Delaware corporation.

         On April 15, 1996, the board of directors of the Company and holders of a majority of the outstanding Common Stock of the Company authorized a one-for-twenty (1-for-20) reverse split of the Company's Common Stock, pursuant to which each 20 shares of the Company's Common Stock outstanding immediately prior to April 30, 1996 were converted into one share of the Company's Common Stock. In connection with the reverse split, the Company maintained the par value of its Common Stock at $.001 per share, and the total number of shares of Common Stock authorized to be issued by the Company remained unchanged at 20,000,000 shares. The number of issued and outstanding shares of the Company's Common Stock after the reverse split was 1,000,000 shares. All references to shares of Common Stock herein have been adjusted to reflect this reverse split.

         On June 4, 1996, Laminco Resources, Inc., a British Columbia corporation engaged in the business of mineral exploration and development ("Laminco"), in a privately negotiated transaction purchased 600,000 shares of the Company's Common Stock (representing 60% of the Company's issued and outstanding Common Stock as of the date of the acquisition) from the Investment Group. In connection with the completion of the share acquisition by Laminco, the Company's board of directors and management were reconstituted and the Company implemented a new business plan discussed hereinafter under "Business of The Company."

         On July 25, 1996, the Board of Directors of the Company and holders of a majority of the outstanding shares of the Common Stock of the Company, authorized the Company, by written consent, to take a series of actions. These actions included: i) changing the Company's name to Fremont Gold Corporation to better reflect the proposed business of the Company, ii) approval of an Amended and Restated Certificate of Incorporation, iii) approval and adoption of a Stock Option Plan to allow the Company to attract and retain the best available personnel for positions of responsibility within the Company and to provide additional incentive to employees of the Company in order to promote the success of the Company's business; and iv) making certain management and director changes and forming the Company's Compensation and Audit Committees.

         On July 30, 1996 the Company completed a private placement of 1,000,000 shares of Common Stock at an offering price of $.20 aggregating $200,000 in proceeds to the Company. Michael J. Hopley, a director, president and chief executive officer of the Company, Edward M. Topham, a director and chief financial officer of the Company and David Shaw, a director of the Company, purchased 154,000, 73,310 and 138,603 shares, respectively, of the Company's Common Stock in the private placement. "Management -- Certain Relationships and Related Transactions."

         On July 31, 1996, the Company acquired 3,560,000 of the issued and outstanding shares of FHL common stock not previously owned by the Company. The shares of FHL common stock were acquired directly from the FHL shareholders in exchange for 3,560,000 newly issued shares of the Company's Common Stock, in the aggregate. Upon completion of the share exchange, the Company directly owned all of the issued and outstanding shares of FHL's common stock. Michael J. Hopley, a director, president and chief executive officer of the Company, Edward M. Topham, a director and chief financial officer of the Company and David Shaw, a director of the Company, received 418,000, 256,000 and 372,000 shares, respectively, of the Company's Common Stock in the exchange. These interests in FHL were disclosed to the members of the Company's board and the acquisition of FHL was approved by the holders of a majority of the issued and outstanding Common Stock of the Company. See "Management -- Certain Relationships and Related Transactions."

         On August 1, 1996 the Company completed a private placement of 500,000 shares of its Common Stock to Laminco in consideration of $140,000.

         On August 21, 1996, the Company commenced an offering of $1,800,000 principal amount of 10.5% Series A Convertible Notes. On September 30, 1996 the Company had accepted subscriptions totaling $740,000. In December 1996, the Company completed the offering of Series A Notes and accepted subscriptions aggregating $1,800,000. Each Series A Note is convertible, at the option of the Series A Note Holder, into Units at any time after the Issue Date (as defined in the Series A Note) prior to the close on the maturity date (March 1, 1997) at the rate of $.50 of principal per Unit. Each Unit is composed of one share of Common Stock and one Warrant. Each Warrant is exercisable to purchase one share of Common Stock at the greater of $1.50 or 75% of the ten day average closing prices, as quoted on the OTC-BB, immediately preceding the notice of exercise. The Warrants issued as a component of the Units will be redeemable by the Company at any time after issuance, upon 15 days written notice to the Warrant holders, at a redemption price of $.10 per Warrant. The holders of the Series A Notes, if any, issued Units upon conversion without an effective Registration Statement under the Securities Act of 1933, as amended ("Act"), covering such Units, the Common Stock included in the Units, and the Common Stock underlying the Warrants included in the Units, shall have the right, at any time, to join with the Company to register the Units, the Common Stock and Warrants included in the Units, and the Common Stock underlying the Warrants in any Registration Statement under the Act filed by the Company. Each purchaser of the Series A Notes has entered into a Voluntary Stock Pooling Agreement ("Pooling Agreement"). See

"Description of Securities and Voluntary Stock Pooling Agreements". Under the terms of the Pooling Agreement each recipient of Units pursuant to conversion of the Series A Notes has agreed with the Company, the Trustee (as defined in the Pooling Agreement) and each with the other, that they will deliver the certificates representing their Shares included in the Units to the Trustee. The shares of Common Stock issuable upon exercise of the Warrants will not be subject to the Pooling Agreement. Pursuant to the Pooling Agreement the Trustee shall hold all certificates subject to release, on a pro-rata basis, as set forth below:

PRO-RATA SHARES OF COMMON STOCK              RELEASE DATE
-------------------------------              ------------
25% of Common Stock purchased                April 1, 1997
25% of Common Stock purchased                July 1, 1997
25% of Common Stock purchased                October 1, 1997
the balance of Common Stock purchased        January 1, 1998

         On August 23, 1996, the Company's indirectly owned Chilean operating subsidiary changed its name from Inversiones Mineras Ayl S. A. to Minera Fremont Gold Chile S.A.

         On December 30, 1996, certain unaffiliated shareholders of the Company, pursuant to an agreement entered into with Laminco, agreed to transferred to Laminco, an affiliate of the Company, 1,497,000 shares of Common Stock.

         On December 31, 1996, Laminco, pursuant to a Share Purchase and Sale Agreement, sold 2,597,000 of the Company's Common Stock, representing 100% of the Common Stock owned by Laminco. Each of the purchasers of these shares entered into a Stockholders Agreement with the Company, the terms of which restrict the transfer ability of the shares purchased until December 20, 1997.

         The Company's registered office and headquarters is 777 Hornby Street, Suite 2000, Vancouver, British Columbia V6Z 1S4, its telephone number is 604-682-4606. While its headquarters are in Vancouver, the Company has established an office in Santiago, Chile from which its Chilean exploration activities are directed.

                             BUSINESS OF THE COMPANY

GENERAL

         The Company is engaged in the acquisition, exploration and development of mineral properties, primarily gold and copper properties located in Latin America. Through the extensive mineral exploration experience and Latin American knowledge and contacts of the Company's officers and directors, the Company is continuously assessing new opportunities for the acquisition of properties with the potential to be significant gold and copper producers. Although the Company is currently in negotiations to acquire, and/or assessing the advisability of entering into negotiations to acquire, several mineral properties, the Company has no present commitments or agreements with respect to any property acquisitions other than those discussed below.

         The Company's principal mineral property interests consist of mining concessions located on three exploration properties in Chile. The Resguardo Property, the Cenizas Property and the Santa Eloisa Property mining concessions are currently held through existing leases and purchase options. See "Business of The Company -- The Properties." The Company's mineral property interests are held by a Chilean operating company, MFG, of which FHL, a wholly owned subsidiary of the Company, owns 99% of the issued and outstanding shares of common stock. Unless otherwise indicated, the term "Company" means collectively Fremont Gold Corporation, FHL and MFG.

THE PROPERTIES

         Resguardo Property

         Summary -- The Resguardo Property covers an area of over 6,000 hectares (15,000 acres) along 12 kilometers of the highly productive Atacama Fault System in Region III of northern Chile. The property is on the same structural trend and about 10 kilometers south of the Mantoverde Mine operated by the Anglo-American Company. The property is accessible by road, approximately 20 kilometers from the coastal town of Chanoval, and approximately 100 kilometers from Copiapo, a town with a population of about 150,000. Recent sampling completed by the Company and the Company's inspection of a series of small surface mine workings has indicated gold mineralization at Resguardo along a zone which appears to be at least 3.5 kilometers long. The Company's interest in the property is held by MFG and consists of a 99-year lease of the mining concessions on the property owned of record by the Hochschild family of Copiapo. See "Resguardo Property -- Acquisition of Property."

         General Information-- The Resguardo Property consists of 201 separate mining concessions owned by the Hochschild family of Copiapo. Mining concessions consist of either exploration concessions or exploitation concessions. See "Chile -- Mining Concessions." The mining concessions underlying the Company's lease interest consist of a combination of both exploration and exploitation concessions. Under the lease, the concession owners retain primary responsibility for defending the mining concessions leased by the Company against competing claims. However, because of the Company's interest in those mining concessions, the Company reviews the status of the concessions on a monthly basis and, with the cooperation of the owners, makes application for exploitation status for those exploration concessions which approach their expiration and assists in the defense of mining concessions against competing claims.

         The property lies in the southern part of the Atacama Desert which is an extremely arid area with typically little or no precipitation recorded each year. Therefore, there is only the most sparse vegetation on the property consisting mostly of small tufts of grass.

         Topographically, the property consists of a series of moderately rugged hills rising from the flat desert floor at an altitude of about 1,000 meters to peaks of 1,500 to 1,700 meters. The property is easily reached from Chanoval by automobile in 40 minutes on paved and well maintained dirt roads. In addition, the property can be easily reached from Copiapo in about two hours by four-wheel drive vehicles along mostly dirt roads.

         Geology and Mineralization-- Selective parts of the property have been geologically mapped by the Company and the previous concession holders. There are a series of volcanic and intrusive rocks, mostly andesites and diorites, outcropping on the property. Adjacent limestones have been subject to varying degrees of recrystallization and locally, the development of skarn type mineralization. The local north-south orientation of the Atacama fault system dominates the structural trends of the property as seen by faulting, fault breccias and vein mineralization.

         The Manoverde Mine, a heap-leach copper mine recently brought into production by the Anglo-American Company, appears to be on the same structural trend some 10 kilometers to the north of the property.

         Preliminary field examination and a review of previous exploration data has shown that there are five primary areas of interest on the property, the Pamelita, Carbonate Hill, Main Zone, Resguardo Norte and Santa Rosa areas.

                           Pamelita and Carbonate Hill

         The Pamelita and Carbonate Hill areas are located where the east-west faults and shears intersect the main north-south structural trends. The north-south structural zone is about 100 meters wide in an east-west direction, but the northern and southern limits of the mineralization are unknown; however, small prospect pits continue for several hundred meters to the north of the structural intersection. In addition, there are numerous prospect pits down slope for several hundred meters west from the main area of structural intersection.

         Host rocks for the mineralization at Pamelita and Carbonate Hill include brecciated mylonites, limestones, skarns, altered andesite, and other rock types. Attitudes, distributions and spatial relationships among the various rock types are unknown. As on other areas of the Resguardo Property, mafic volcanic rocks occur west of the limestone/skarn rocks. At least part of the gold mineralization occurs with quartz veinlets, course crystalline calcite and secondary iron oxide minerals after pyrite in close spaced shear zones which both cement and enclose breccia fragments. The widths of the individual zones vary from about one to five meters. No primary sulfide minerals have been recognized. The elevated molybdenum values seen in the geochemical samples are indicative of a hydrothermal system driven by a nearby igneous source.

                          Main Zone and Resguardo Norte

         As in the Pamelita and Carbonate Hill areas, these areas are characterized by a north-south trending structural zone which appears to be approximately 50 meters wide consisting of a close spaced fault and breccia zones cutting skarn and recrystallized limestone. Principal skarn mineralogy in these areas includes epidote, chlorite, specular hematite, siderite, and lesser amounts of calcite. No sulfide minerals were observed. Rocks along the west side of the skarn include basalt and/or aphanitic diorite and gabbro. There is evidence in the areas that small scale mineral mining and production has been undertaken in these areas in the past. However, the type of mineralizations which were being explored and mined is not clear.

                                   Santa Rosa

         This area is located about five kilometers south of the Pamelita area along the southward projection of the main north-south zone. Spatial relationships among various structural features in this area are not clear. Brecciated skarn and other types of argillic altered and silicified rocks occur over a distance of seventy five to 100 meters in an east-west direction. Large amounts of specular hematite and lesser earthy hematite and small quartz veinlets occur within fault and/or shear zones and cemented breccia fragments. Secondary copper oxide and silicate minerals are associated with the hematite breccias. Grab samples from this area were not conclusive, but did contain elevated molybdenum which is indicative of fluid emplaced mineralization from a close magmatic source, similar to the Pamelita area.

         Exploration Potential-- The Company believes the Resguardo Property may present a significant gold target based on its initial surface sampling program. The apparent strength of the gold mineralization in this area is evident from the recently taken surface rock samples. The dimensions of the outcrop may indicate that a substantial resource is possible. If the structure extends to significant depth, and more than a few hundred meters along strike, the potential may be large. The physical layout seems amenable to both bulk surface and underground mining techniques.

         Although the Company believes that the Resguardo Property structures may host an economically minable resource, exploration programs are ongoing and there can be no assurances that any portion of the Resguardo Property will be brought into production.

         Exploration Program-- The Company continues its initial exploration program consisting of air photo interpretation, geological mapping and geophysical surveys of all three areas within the Resguardo Property. In addition, the Company continues to sample outcrops, extending sample grids as results warrant, and trenching to extend bedrock in certain areas. Based on the results from its ongoing exploration, the Company has initiated a diamond drill program to enable it to better understand the geological controls and association of gold mineralization.

         As of January 1, 1997, 1,300 rock chip samples have been taken along 25 east-west oriented traverses in the central part of the Resguardo Property. Rock chip samples were taken at approximately five meter intervals, the traverses cover a strike length of three kilometers, over the Pamelita, Carbonate Hill, Main Zone and Resguardo Norte areas. Rock type and geological features are being noted at each interval.

         The assay results from the rock chip samples show zones 15 to 60 meters in width with highly anomalous to ore grade gold mineralization (assumed to be one gram of gold per tonne (1 g/t) and above), spread over a three kilometer strike length. A number of these intervals are open to the east or west.

         Earth moving equipment has been on site since the second week of November 1996, to extend the exposure of bedrock for sampling and to build new roads and drill pads.

         On December 10, 1996, the Company commenced its initial drilling program. The Company anticipates drilling four initial diamond drill holes under mineralized locations identified during its surface sampling program. The Company expects that the diamond drill core samples from this program will enable its geological staff to better understand both the controls and association of the gold mineralization.

         Acquisition of Property-- On July 17, 1996, MFG entered into a 99-year lease of the mining concession on the Resguardo Property. Lease payments are to be made to the concession owners as follows: $75,000 was paid upon execution of the lease agreement; $60,000 is payable on the lease's first anniversary; $60,000 is payable on the lease's second anniversary; and $80,000 is payable on the lease's third anniversary. During the term of the lease, the Company has the exclusive right to exploit, benefit, explore, develop and smelt minerals from the property.

         The concession owners also are entitled to a net smelter return production royalty equal to 5% on gold production and 1 1/2% on all other mineral production from the property during the term of the lease.

         No payments to the owners are required between the third and seventh anniversary of the lease. If financing is not obtained to enable the Company to place an ore body into production on the Resguardo Property before the lease's seventh anniversary, the Company will begin paying minimum advance royalties to the concession owners. These advance royalties will increase annually from $150,000 per year to $250,000 per year. The first minimum advance royalty payment may be credited to future net smelter return production royalties due the owners.

         Cenizas Property

         Summary-- The Cenizas Property covers an area of approximately 5,700 hectares (14,250 acres), on the West Fissure Fault, a regional geological structure that controls much of the known gold and copper mineralization in northern Chile. Located midway between, and on the same structural trend as, the major copper deposits of La Escondida and El Salvador, the property is 20 kilometers south of the Guanaco gold mine operated by Amax Gold. The property is in Region II of northern Chile at an altitude of approximately 3,000 meters in the southern Atacama desert and is easily reached in a three hour drive from the coastal town of Taltal. Gold mineralization, first discovered in the area by RTZ Mining and Exploration Limited ("RTZ") with a regional geochemical survey, occurs on the property in Tertiary volcanics and diorite intrusives. RTZ's exploration program has consisted of geophysical surveys, trenching, numerous short rotary drill holes to define gold mineralization under shallow gravel cover and the drilling of 23 reverse-circulation drill holes. Results of this work have shown highly anomalous to ore grade gold mineralization in trenches and drill holes in several areas on the property. The Company's interest in the mining concessions is held by MFG. See "Cenizas Property - Acquisition of Property."

         General Information-- The property consists of 15 mining concessions owned by RTZ. Mining concessions may be either exploration concessions or exploitation concessions. See "Chile - Mining Concessions". The mining concessions underlying the Company's interest consist of both exploration and exploitation concessions. The Company reviews the status of the mining concessions underlying its interest in the Cenizas Property on a monthly basis and makes application for exploitation status for those exploration concessions which approach their expiration period and assists in the defense of those concessions against competing claims.

         Geology and Mineralization-- Gold mineralization occurs in several broad areas on the Cenizas Property in association with quartz-sericite and quartz-chlorite-epidote-magnetite alteration in Tertiary age diorite intrusives and volcanics. The dominant structural controls of the mineralization appear to be related to the proximity of the north-northeast oriented West Fissure Fault system.

         Exploration Potential-- The Company's management believes that the Cenizas Property has the potential to host one or more large scale, bulk minable, gold deposits. This belief is based on the results of the RTZ exploration work on the property and the field observations of the Company's technical staff. Strong to moderate strength gold mineralization has been seen in areas of the property despite the fact that rock outcrops are limited due to significant areas of the property being covered by a layer of colluvium one to three meters in depth. These areas of cover largely remain untested by previous work.

         Exploration Program-- The Company has commenced a program of geological mapping, aerial photography, trenching and sampling. After this initial phase of work is complete, the Company plans to start a reverse-circulation drilling program in March or April 1997.

         Acquisition of Property-- The Company signed a Letter of Intent with RTZ on December 13, 1996 whereby the Company can earn an initial 51% interest in the Cenizas Property mining concessions by making cash payments totaling $350,000 and completing at least $1,000,000 of exploration work over three years. Payments to RTZ during the first year total $50,000 with a first year exploration commitment by the Company of $200,000. The Company will also grant to RTZ options to purchase shares of its Common Stock as follows: by June 13, 1997 an option to purchase 150,000 shares of Common Stock at a price of $1.50 per share, by December 13, 1997 an additional option to purchase 150,000 shares of Common Stock at a price of $2.00.

         Upon completion of the required payments to RTZ and satisfaction of the Company's exploration commitments, the Company will be entitled to a 51% interest in the Cenizas Property mining concessions. At that time, the project will convert into a joint venture between the Company and RTZ with the Company serving as manager of the joint venture. It is presently contemplated that at such time a new entity (the exact form of which has not been specified) will be formed to hold title to the mining concessions with the Company initially owning 51% of the entity. If at any point after the formation of the joint venture either the Company or RTZ chooses not to contribute pro-rata to the financial requirements of the venture, its interest can be diluted to a 2% Net Smelter Royalty with a maximum value of $3,000,000. Within 90 days of the Company earning its 51% interest in the Cenizas Property mining concessions, RTZ has an option to obtain a 51% interest in the joint venture, with the Company retaining a 49% interest, by committing to fund and complete a bankable feasibility study within a 30 month period.

         Santa Eloisa Property

         Summary-- The Santa Eloisa Property covers approximately 5,300 hectares (13,250 acres) in the Maricunga Gold Mining District located in Region II of northern Chile. The geological setting of the Santa Eloisa Property is similar to that of several large porphyry style gold deposits that have been discovered in the Maricunga District over the past several years. The property is at an altitude of between 4,200 and 5,300 meters and can be reached in about a five hour drive, along mostly dirt roads, from the nearby town of Copiapo. The Company's interest in the Santa Eloisa Property is held by MFG. See "Santa Eloisa Property--Acquisition of Property."

         General Information-- The property consists of 25 exploration mining concessions covering approximately 5,300 hectares (13,250 acres). The Company is responsible for maintaining these mining concessions, and will review their status on a monthly basis and will make application for exploitation status for those concessions which approach their expiration period and defend the concessions against competing claims. See "Chile--Mining Concessions."

         The property lies in the southern part of the Atacama Desert which is very arid area with the minimal annual precipitation occurring mostly as snow in the winter months (May to October). There is only very sparse vegetation, mostly consisting of small tufts of grass.

         Topographically, the property is very variable but generally consists of moderately steep, to very steep, hill slopes rising to elevations of a maximum of about 5,300 meters from valleys at elevations of about 4,200 meters.

         Geology and Mineralization-- The Santa Eloisa Property is on the western slopes of the Jotabeche volcanic complex and therefore geologically the area is dominated by a sequence of volcanic flows that have been intruded by a series of Tertiary age sub-volcanic intrusives of mostly diorites and dacite composition. Strong hydrothermal alteration, particularly argillic alteration, has been observed over some areas of the property.

         Exploration Potential-- The geological setting of the Santa Eloisa Property is similar to the geological setting of the Refugio Mine some 20 kilometers to the north, operated by Bema Gold Corporation and Amax Gold Inc., and the Cerro Casale prospect some 5 kilometers to the south, and the Cerro Roman prospect 5 kilometers to the east currently being drilled by Arizona Star Resources Corporation and Bema Gold Corporation. These are porphyry style gold deposits, with large gold resources in the case of Refugio and Cerro Casale, typical of a number of deposits that have been discovered in the Maricunga District over the past several years. Furthermore, a series of gold mineralized veins have been actively explored from both surface and underground by several operators on the Santa Cecilia property to the north and adjacent to the Santa Eloisa Property.

         Exploration Program-- A property-wide exploration program is planned to start in February 1997 and will consist of reconnaissance geological mapping, as well as rock and geochemical sampling. This work will be guided by the use of satellite-generated imagery. The initial phase of this work should be completed by the end of February with follow-up work taking place in March.

         Acquisition of Property-- On January 22, 1997 the Company entered into an agreement ("Santa Eloisa Agreement") with certain mining concession owners ("Santa Eloisa Owners"). Pursuant to the Santa Eloisa Agreement, the Santa Eloisa Owners will cause a new Chilean corporation to be formed, Minera Santa Eloisa S.A. ("MSE"), and title to all of the mining concessions on the property held by the Santa Eloisa Owners will be transferred to MSE. In return, the Santa Eloisa Owners will receive, in the aggregate, 500 MSE series A shares and 1,500 MSE series B shares, together representing 100% of MSE's equity. The Company, pursuant to the Santa Eloisa Agreement, will receive: (i) 500 MSE series A shares from the Santa Eloisa Owners upon payment of $500,000 to the Santa Eloisa Owners ("Purchase Option Payment"); $30,000 paid on January 22, 1997, $135,000 payable on April 30, 1997, $135,000 payable on November 30, 1997, $100,000 payable on March 31, 1998 and $100,000 payable on March 31, 1999, and (ii) 1,000 newly issued MSE series A shares upon its completion of funding a $1,000,000 exploration work program ("Exploration Commitment") on or before March 31, 1999. Upon the Company's payment of the Purchase Option and funding its Exploration Commitment, the Company will own 50% of the capital of MSE in the form of series A shares, and the Santa Eloisa Owners will own 50% of the capital of MSE in the form of series B shares. Thereafter, the total number of series B shares cannot be diluted below 25% of the total equity interest in MSE.

         If the Company's exploration results justify, MSE, the Company and the Santa Eloisa Owners will jointly implement and fund a feasibility study program ("Feasibility Study"). Upon completion of the Feasibility Study, MSE will issue an aggregate of 3,000 series A shares to the Company and the Santa Eloisa Owners in proportion to their relative contributions to the costs of the Feasibility Study.

         Upon completion of the Feasibility Study, MSE and the Company will jointly seek third-party debt financing of production facilities sufficient to bring the mining concessions into production. Should a third-party financing source require the shareholders of MSE to provide additional capital in the form of subordinated debt or additional equity, the Company has agreed to contribute on behalf of the series B shareholders their proportionate share of said additional capital ("Carried Interest"). The Carried Interest will bear an interest rate of LIBOR plus 5% and will be repaid by the series B shareholders out of distributions made on the series B shares by MSE. The Company will receive all series B distributions until the Carried Interest plus accrued and unpaid interest is paid in full.

         The Company will manage the business affairs and daily operations of MSE and will appoint its directors in proportion to its relative ownership percentage of MSE.

         Notwithstanding the above described structure for bringing the Santa Eloisa Property into production, there can be no assurances that the Company's exploration program will identify an ore body capable of economical production. If at any time the Company determines to cease exploration on the property or elects not to make payments towards to option, the Company would lose its rights to explore and develop the property and would forfeit any Purchase Option Payment installments already made to the Santa Eloisa Owners. During the term of the Santa Eloisa Agreement, the Company has the exclusive right to exploit, benefit, explore, develop and smelt minerals from the property.

CHILE

         The following information has been compiled by the Company from governmental and private publications, and advice of the Company's Chilean counsel.

General Information

         Chile is located on the west coast of South America and extends 4,720 kilometers along the Pacific Ocean from the continent's southernmost tip to its northern border with Peru. To the east, it is bordered by Bolivia and Argentina. The country is divided into 12 regions and a metropolitan area and covers 756,946 square kilometers. The population is approximately 13.8 million, with over 5 million people residing in the metropolitan area of Santiago. The official language of Chile is Spanish.

Governmental Organization

         Chile has a presidential system of government with a bicameral legislature consisting of the Senate and the Chamber of Deputies. The president is elected directly by the electorate for a term of six years. The Senate consists of 36 elected and nine appointed senators. Of the nine appointees, three are selected by the president, two by the Supreme Court, and one by each of the four Armed Forces. Senators serve for eight years. The Chamber of Deputies consists of 120 members who serve for four years.

         The governmental system is based on the Constitution adopted during the rule of General Augusto Pinochet. After General Pinochet failed to secure a further eight-year term as President in a plebiscite held in October 1988, constitutional reforms were negotiated and then adopted in July 1989. The reforms received the support of all significant political parties. Under these reforms, the number of elected Senators was increased from 24 to 36, thereby diluting the power of the nine appointed Senators. Other reforms included the reduction of the president's term of office from eight to four years (later increased to six), increased civilian representation on the National Security Council and the simplification of amending procedures for the Constitution. The Constitution was subsequently amended in 1991 to provide for the first election of municipal councilors and mayors.

         General Pinochet's term of office ended March 1990 upon the inauguration of Mr. Patricio Aylwin who had been elected in December 1989 by capturing 55% of the vote. Mr. Aylwin was a member of the Christian Democrats and the candidate of the centre-left coalition, the Democratic Coalition. Mr. Eduardo Frei was elected president in the

December 1993 election. Mr. Frei is also a member of the Christian Democrats and was the chosen candidate of the Democratic Coalition. The next nationwide congressional election is scheduled for December 1997.

Currency

         The official monetary unit of Chile is the peso. The average 1995 nominal exchange rate at 396.5 pesos to the U.S. dollar and the comparable 1994 rate was 420.1 pesos to the U.S. dollar. On January 1, 1997, the exchange rate was approximately 425.6 pesos to the U.S. dollar. The exchange rate for the peso is determined by market prices.

         The Chilean Central Bank is an independent body charged with sole control over monetary policy and has the goal of controlling inflation and maintaining the value of the currency. The current policy of the Central Bank is to maintain the value of the peso within a band of 10% around an official reference rate based on a basket of currencies which includes the U.S. dollar, the Yen and the Deutschmark. The official reference rate is adjusted to take into account domestic inflation rates and the inflation rates of Chile's major trading partners.

         With a few significant exceptions, foreign currency is freely tradable in an informal market, the participants in which include individuals, business entities and exchange houses. The informal market is not available to obtain foreign exchange for imports, to convert foreign exchange into pesos or to repatriate profits and capital. Instead, a formal exchange market, comprised of banks which have received the requisite authorization from the Central Bank, must be used for these purposes.

         The repatriation of profits and capital by investors subject to a foreign investment regime may require the prior authorization of the Central Bank. Authorization is routinely granted and it guarantees investors access to foreign currency through the formal foreign exchange market. See "Foreign Investment and Tax."

Foreign Investment and Tax

         Chile's foreign investment laws are considered to be liberal in relation to other South American countries. Chile's foreign investment statute (also know as Decree Law No. 600) regulates various aspects of foreign investment in Chile and is intended to ensure non-discrimination in relation to the rights and benefits conferred upon national investors. The statute applies to foreign individuals and legal entities and to Chilean citizens who reside out of the country and who transfer foreign capital into Chile. Decree Law No. 600 applies to investments made with freely convertible foreign currency, tangible assets, technology which may be capitalized, loans associated with foreign investments and capitalized convertible foreign currency loans.

         Investments in Chile by individuals or entities subject to Decree Law No. 600 which either: (a) exceed U.S. $5 million or the equivalent in other currencies; (b) relate to sectors or activities normally developed by the government; (c) concern the social communications media; or (d) are undertaken by foreign governments, must be approved by the Foreign Investment Committee. The members of the Foreign Investment Committee include the Minister of the Economy, the Minister of Finance, the Minister of Foreign Affairs, the Minister of National Planning, the President of the Central Bank, and, for investments which relate to ministries which are not represented above, by that corresponding minister. Other types of investments may be approved by the Executive Vice President of the Committee with the consent of the Ministry of Economy.

         After approval, the Chilean government, represented by the Minister of the Economy or by the Executive Vice President of the Committee, and the investor enter into a contract establishing the terms under which the foreign investor may transfer capital into Chile. The Company has applied for and received approval under Decree Law No. 600 to make foreign investments in Chile up to $5,000,000 over an indefinite period of time. As a result, Foreign Investment Committee approval of the Company's investments is not yet required. If and when the Company decides to invest in excess of $5,000,000 in its Chilean operation such approval will be necessary. The Company is not aware of any reason at this time why such approval would not be granted upon request; however, there can be no assurances in this regard and if approval is not granted, the Company operations in Chile would suffer a material adverse effect.

         Investments in mining and industrial activities totaling U.S. $50 million or more may obtain the benefit of locking in certain advantages for a period of 10 to 20 years, including tax laws in effect at the time of the investment relating to the depreciation of assets, loss carry forwards and organization expenses. Official authorization may be granted to maintain accounting records in foreign currencies. The contract with the Foreign Investment Committee relating to such investments could also confer upon the investor the right to be governed by the laws and regulations concerning the free export of goods that are in force at the time the contract is signed and such additional benefits as the use of offshore accounts to maintain export proceeds for certain payments, including principal and interest on loans, charges for supplies, fees for technical assistance and profits. It is possible for exporters to deposit foreign exchange earnings outside the country and to remove profits and dividends when required, subject to the balance being brought back into Chile.

         Foreign currency investments are governed by Chapter XIV of the Foreign Exchange Regulations. Chapter XIV regulates individuals, corporations and other entities bringing foreign exchange into Chile. Under Chapter XIV, the Central Bank approves the contribution and issues a certificate. This certificate permits the holder to dispose of foreign exchange through commercial banks or other entities within limitations established by the Central Bank. Under Chapter XIV, profits may be repatriated annually and capital may be repatriated after one year. Under Decree Law No. 600, profits and interest earned may be remitted at any time, and capital may be repatriated after one year. As a result, clearance under Decree Law No. 600 provides some advantage to foreign investors in Chile, such as the Company.

         Foreign investors may carry on business in Chile as individuals or through one of the various types of entities permitted under Chilean law, including corporations, limited liability companies, branches of foreign corporation, limited liability or silent partnerships, general partnerships and joint ventures. There is no limit on ownership for a foreign party investing in a Chilean company.

         Foreign investors are also granted the option under the Foreign Investment Statute to choose to pay tax on the profits at the same rate as local companies, currently estimated to be 35%, but subject to future changes, or at a rate of 42%, which is guaranteed to remain unchanged for ten years.

Mining Industry

         Chile is rich in a wide variety of mineral resources, including copper, molybdenum, cobalt, silver and gold. Mining accounted for 7.2% of Chile's gross domestic product in 1995, which was up from 6.7% in 1994.

         Of all the minerals with which Chile is endowed, copper is the most significant. Chile possesses an estimated one-quarter of the world's copper reserves and is the largest producer of copper in the western world. The largest single copper producer in Chile is the state-owned corporation, Codelco (Chilean Copper Corporation). Over the years, copper production has increased significantly. Copper production was 2.5 million tons in 1995, up significantly from 2.2 million tons in 1994. Gold production is expected to reach 51.5 tons in 1996, up from 1994 gold production of 38.6 tons, representing a 10% increase in production over 1993 figures. The 1996 increase is a result of the opening of three new mines: Refugio in the Region II; Andacollo Oro in the Region IV; and Fachinal in Region XI. These mines should produce 9.5 tons of gold this year. Chilean gold production nearly trebled between 1985 and 1995 reaching 44.5 tons yielding $428.5 million in export earnings.

         The Pinochet government encouraged foreign investors to develop copper mining. In addition, a new mining code came into force in 1983. While Codelco's production has fallen slightly in the 1990's, increased private participation and increased foreign investment in the non-state owned sector has increased in significance.

         The export of copper from Chile is authorized by the Chilean Copper Commission.

Mining Concessions

         Following a longstanding legal tradition, the 1980 Constitution (the "Constitution") established that the State is the owner of all mineral resources, but permits the exploration and exploitation of mineral deposits by private parties through mining concessions. The Constitution also established that mining concessions are to be granted by the courts with such concessions having the rights and obligations determined by a Constitutional Organic Law. For those minerals that are specifically excluded from mining concessions, such as hydrocarbons, lithium, and ores located offshore or in areas deemed important to national security, the Constitution provides that exploration and exploitation can be carried out directly by the State by administrative concessions or by operating contracts. These administrative concessions and the operating contracts can be terminated by the State at any time, provided the corresponding indemnity is paid. The Company does not hold any administrative concessions.

         The 1982 Mining Law, Constitutional Organic Law No. 18097 of 1982 and the Constitution provide the legal framework for the exploration and exploitation of minerals in Chile. This law can only be changed with the approval of 60 percent of both houses of Congress.

         Under the 1982 Mining Law, mining concessions may be granted only by the courts and such concessions constitute interests in real property that can be mortgaged or transferred. The concession holder also has the right to defend ownership of the mining concession against the State and third parties.

         A Chilean mining concession is a property right, distinct and independent of the ownership of land on which it is located, even though both may belong to the same person or entity. If a mining concession is filed on land owned by third-party, the mining concession holder must negotiate a "servidumbre" (right of way) with the land owner. If reasonable compensation for the right of way cannot be negotiated with the land owner, the concession holder may seek remedies from the local court having jurisdiction in the area in which the mining concessions are located. There is a strong body of law in Chile which gives concession owners the right of access and the right to explore and develop mining concessions.

         Mining concessions may be either exploration concessions or exploitation concessions. The annual fee for an exploration concession is approximately U.S. $1.00 per hectare and for an exploitation concession approximately U.S. $5.00 per hectare. An exploration concession is the right to explore the defined area and to later obtain an exploitation concession over the area. The application process for an exploration concession (a Pedimentos) takes approximately six months. Exploration concessions are granted for a two-year period and may be renewed once for an additional two years provided that upon such renewal one-half of the area covered by the original concession is surrendered by the concession holder. It is generally the Company's policy to file for exploration concessions on properties which have had little or no exploration work completed. An exploitation concession is the exclusive right to explore for and exploit minerals from the defined area for an indefinite period. The application process for an exploitation concession (a Manifestaciones) takes approximately 18 months to complete. However, the filing of an exploitation concession by an exploration concession holder prior to expiration of the two year exploration concession is sufficient to preserve the owner's interest in the concessions until the exploration concession is granted or denied. The applicant has the right to proceed with exploration immediately upon filing an application for a mining concession. It is not necessary to have an exploration concession prior to an exploitation concession. However, if an exploration concession is not renewed or an application for an exploitation concession filed prior to the expiration of an exploration concession, the exploration concession is lost. Also, exploitation activities are impermissible without an exploitation concession. If exploitation activities occur prior to the grant of an exploitation concession, the existing exploration concession could be lost.

         Under the Chilean claims system, a claimant may file on top of ("top filed") an existing concession. All claims filed under the claims procedure gazetted (published) in the Mining Bulletin which is printed monthly and subscribed to by the Company. If a claim holder is top filed, the top filer does not have a preferential right to the concession unless the original concession holder lets the concession lapse for lack of payment of patents or lack of defense. All claim filings can be challenged when made and, with respect to an exploitation concession, an annulment may be requested by the holder of preexisting claims for a period of four years from the date of publication of the grant. If a top filed claim is not challenged, the prior granted concession loses priority upon lapse. Concessions can lapse, and a top filer gain priority, in the following primary ways: (i) an exploration concession expires after two years if it is not renewed or converted to an exploitation concession; (ii) if an exploration concession is renewed and one-half of the original claim abandoned as required, a top filer gains priority on the abandoned portion of the concession; (iii) failure to pay any patents for the concession; or (iv) failure to defend an exploration concession against a top filed claim for a period of four years following publication of the grant of the top filed concession. Even if a concession is defended, there is a potential for the prior concession to lose priority to the top filed claim if the courts determine that the prior concession had been improperly filed under the claims procedures.

         The Company has instigated a program to review, on a monthly basis, all newly-published claims against the Company's claims to determine if a top filing situation exists. If a top filing situation is found during the Company's systematic review of newly-published claims, the Company is prepared to take appropriate action to defend its claims position. The Company is not aware of any additional material third party top filing situations on its properties.

Environmental Regulation

         Environmental matters are governed by a new environmental policy system which includes permitting or licensing procedures. Part of the new environmental policy requires mining companies to submit an environmental impact statement to the State for approval prior to bringing a mine into production. In addition, prior to commencing production mining, companies must assume liability for environmental damage caused by the producing mine.

ENVIRONMENTAL POLICY

         The Company is committed to balancing good stewardship in the protection of the environment with the need for economic growth. In particular, it is the Company's policy to measure, maintain and improve its compliance with environmental laws and regulations, to place a high priority on environmental considerations in planning, exploring, constructing, operating and closing facilities. Also, the Company places primary responsibility for compliance with environmental laws with operations management. In the absence of any regulation, the Company's policy is to recognize environmental risks and manage these risks in a cost-effective manner that protects the environment and the Company's economic future. It is also the Company's policy to promote employee involvement in implementing its environmental policy and to encourage employee reporting of suspected environmental problems. There are no environmental regulation issues which to the Company's knowledge have an adverse impact on the current exploration programs of the Company. To the Company's knowledge, its proposed operations are in compliance with applicable environmental laws.

COMPETITION

         The mineral exploration and mining businesses are competitive in all of their phases. The Company competes with numerous other companies and individuals in a search for and the acquisition of attractive mineral properties. Many of these companies possess greater financial and technical resources. The Company's ability to develop reserves in the future will depend not only on its ability to develop its present properties, but also on its ability to select and acquire suitable prospects for mineral exploration.

EMPLOYEES

         At January 1, 1997, the Company employed 11 individuals on a full time basis. In addition, the Company has one full time and several part time geological consultants. The Company anticipates hiring one additional full time employee during the first half of 1997. To the extent the Company is successful in acquiring additional mineral properties, it may hire one or more employees or consultants on a full time basis in the technical field. The Company intends to utilize the services of outside technical and professional firms and individuals on a contractual basis to perform specific work.

LITIGATION

         There are no material pending legal proceedings to which the Company is or is likely to be a party or of which any of its subsidiaries or properties are or are likely to be the subject.

                                   MANAGEMENT

         The following table sets forth the names, ages and positions of the directors and executive officers of the Company. A summary of the background and experience of each of these individuals is set forth after the table.


NAME                        AGE          POSITION
----                        ---          --------

Michael J. Hopley           49           Chairman of the Board, Chief
                                         Executive Officer and President

Edward M. Topham            39           Director, Chief Financial Officer,
                                         Secretary, Treasurer

David Shaw                  44           Director

Roberto L. Partarrieu       40           General Manager - Minera
                                         Fremont Gold Chile, S.A.

Roberto Ossandon            39           President - Minera Fremont Gold
                                         Chile, S.A.

         Michael J. Hopley, has been a Director, Chief Operating Officer and President of the Company since June 4, 1996. On July 23, 1996, Mr. Hopley become the Company's Chief Executive Officer. From 1989 to May 1996, Mr. Hopley served as Vice President of Exploration and Corporate Development for Bema Gold Corporation, a publicly held exploration and development company with operations in Chile, Argentina, Venezuela and the United States. Mr. Hopley is a geologist with over 25 years experience in gold exploration worldwide. After graduating in 1970 with an honors degree in geology from London University he spent eight years with Consolidated Gold Fields in Great Britain, the United States and Canada.

         Edward M. Topham, has been Chief Financial Officer, Secretary and Treasurer since August 1, 1996 and a Director since January 22, 1997. From March of 1995 through March 1996, Mr. Topham was a director and chief financial officer of Range Star Telecommunications, Ltd., a publicly held wireless communications company. Mr. Topham is co-founder of Motorsports Development Corporation and served as director and chief financial officer from January 1994 through March 1996. From June 1992 through January 1994, Mr. Topham was executive vice president, chief financial officer and a director of Action Performance Companies, Inc., a publicly held company engaged in manufacturing and marketing of motor sports related products. From April 1989 to June 1992, Mr. Topham was a principal in the investment banking firm of Kachina Capital Corporation. From March 1988 to April 1989, he was president and director of International Leisure Enterprises, Inc., a publicly held company engaged in the development, ownership and sales of resort properties. From December 1984 to March 1988, he was vice president of corporate finance of Fitzgerald De Armann and Roberts, Inc. and its predecessor, Century Capital Corporation, an investment banking and securities brokerage firm. Prior to that time, Mr. Topham was engaged in public accounting with Peat Marwick Mitchell & Co. (now KPMG Peat Marwick).

         David Shaw, has been a Director of the Company since June 4, 1996. From December 1995, to present Mr. Shaw has served as President of Yuma Gold Mines, Inc., a publicly held exploration and development company. In addition, Mr. Shaw holds board positions with Kilimantan Gold Ltd. and Keylock Resources Ltd., both publicly held exploration and development companies. From November 1993 to December 1995, Mr. Shaw served as Senior Mining Analyst, Corporate Finance, Natural Resource Group, Yorkton Securities Ltd. From August 1991 to November 1993, Mr. Shaw served as President of Bema Resource Management Ltd. a mineral exploration and development company. From January 1990, to November 1991, Mr. Shaw was in independent consultant providing technical and financial evaluation services of base and precious metal exploration and development projects. Previously Mr. Shaw served eight years with Chevron Canada Resources Ltd. Mr. Shaw graduated with a B.S. from the University of Sheffield, U.K. and Ph.D. Structural Geology from Carlton University, Ottawa, Canada.

         Roberto E. Partarrieu, has been General Manager and director of Minera Fremont Gold Chile S.A. since January 1996. From June 1992 to present, he has been a director of a consulting group that assists North American companies locate business opportunities in Latin America. Mr. Partarrieu, from May 1995 to May 1996, was general manager of Minera Valle Dorado Ltd., a subsidiary of Yuma Gold Mines Ltd., a publicly held natural resource company. From 1986 to 1992 Mr. Partarrieu was commercial officer at the Canadian Embassy in Santiago, Chile and assisted Canadian mining companies invest and commence business operations in Chile, with country risk analysis, as well as, introductions to local businesses and government officials. Mr. Partarrieu has a B.A. and M.A. in Economics from George Mason University located in the United States and is fluent in English, Spanish and French.

         Roberto Ossandon, has been President and Director of Minera Fremont Gold Chile S.A. since January 1996. Mr. Ossandon, since January 1981, has been senior partner of the law firm Ossandon, Uribe & Hubner located in Santiago, Chile. Mr. Ossandon's law firm is legal counsel to Placer Dome Sud America Limited, Baker Hughes Corporation (Houston), Citibank N.A., Data General S.A., Keystone Food Corporation (Pennsylvania), Kintetsu World Express (New York), McDonalds Corporation and Merrill Lynch Multinational Investment Portfolio (Luxemburgo). Mr. Ossandon is a member of the Chilean Bar Association, International Bar Association and the International Association of Young Lawyers
(AIYA). Mr. Ossandon is a board member of numerous corporations and former General Secretary and currently Vice President of Renovacion National political party in Chile. Mr. Ossandon is a member of the American and Canadian Chamber of Commerce. Mr. Ossandon graduated from the University of Chile Law School (LL.B. Maximum Distinction.).


EXECUTIVE COMPENSATION

         The following table sets forth information concerning the compensation received for services rendered in all capacities to the Company for the years ended December 31, 1994 and 1995, and for the nine months ended September 30, 1996 by Michael J. Hopley, current CEO and President and Mr. Norman Becker, former President. No other executive officers compensation exceeded $100,000 during these time periods. No restricted stock awards, stock options, long term incentive plan payouts or stock appreciation rights were granted for the years ended December 31, 1994 and 1995.

                           SUMMARY COMPENSATION TABLE

                                      Annual Compensation                        Long Term Compensation
                                      -------------------                        ----------------------
                                                                             Awards             Payments
                                                                             ------             --------
                                                                                 Securities
                                                                    Restricted   Underlying
 Name of Individual                                  Other Annual       Stock     /Options/       LTIP       All Other
and Principal Position     Year     Salary   Bonus   Compensation     Award(s)       SARs       Payouts    Compensation
----------------------     ----     ------   -----   ------------     --------       ----       -------    ------------
Michael J. Hopley(1)       1996(2)  $45,993    -0-            -0-          -0-      150,000         -0-             -0-
  President, CEO

Norman H. Becker           1996(4)      -0-    -0-            -0-          -0-          -0-         -0-             -0-
 President(3)              1995         -0-    -0-            -0-          -0-          -0-         -0-             -0-
                           1994         -0-    -0-            -0-          -0-          -0-         -0-             -0-

----------

1. Mr. Hopley has been an executive officer of the Company since June 4, 1996.

2.       Represents nine months ended September 30, 1996.

3.       Mr. Becker resigned as President of the Company on June 4, 1996.

4.       Represents compensation for period ending June 4, 1996.

         No options were granted during the fiscal year ended December 31, 1995. The following table sets forth the options granted to the Company's executive officers during 1996 pursuant to its 1996 Stock Option Plan. See "Management -- Stock Option Plan".

                      OPTION GRANTS DURING FISCAL YEAR 1996

                          Number of Shares   % of Total Options
                             Underlying       Granted in Fiscal   Exercise Price
   NAME                       Options             Year 1996           ($/sh)           Expiration Date
   ----                       -------             ---------           ------           ---------------
Michael J. Hopley             150,000               15.7%             $1.28                11/11/01

Edward M. Topham              150,000               15.7%             $1.28                11/11/01

Roberto Partarrieu            100,000               10.5%             $1.17                09/27/01

EMPLOYMENT AGREEMENTS

         On June 4, 1996, the Company entered into an employment agreement with Michael J. Hopley. The agreement is for a one year term and provides for the payment of an annual salary of $97,200 to Mr. Hopley. After one year the agreement may be terminated without cause by either party. Mr. Hopley may terminate upon 30 days notice. The Company may terminate subject to a severance salary equal to one months salary for each two months of engagement to a maximum of six months salary. Further, the agreement provides for the payment of a two years salary if Mr. Hopley is terminated without cause in connection with a change in control, as defined by the agreement, of the Company and related change in the constitution of the member of the board of directors of the Company.

         On November 20, 1996, MFG entered into an employment agreement with Robert Partarrieu. The agreement may be terminated by either part upon 30 days written notice. Further, the agreement provides for an annual salary of $80,000 and a severance salary of one month salary for each year employment if the agreement is terminated by Mr. Partarrieu and six months salary if terminated by MFG.

DIRECTORS FEES

         Directors do not receive compensation for serving as members of the Company's Board of Directors, but are reimbursed for their expenses in attending meetings of the Board.

STOCK OPTION PLAN

         The Company's stockholders have adopted the 1996 Incentive Stock Plan (the "Plan") which allows the Board of Directors to provide the Company's key employee with incentive compensation commensurate with their positions and responsibilities. The Plan permits the grant of incentive equity awards covering up to 1,000,000 shares of Common Stock and will be administered by the Compensation Committee of the Board of Directors (the "Committee"), two or more members of which will be independent directors. The Plan provides for the grant of non-qualified stock options and incentive stock options (collectively, the "Incentive Awards"). Key employees of the Company and its subsidiaries, including officers who are not also members of the Board of Directors, will be eligible to participate in the Plan.

         The Board of Directors may at any time amend the Plan in any respect; provided, that, without the approval of the Company's shareholders, no amendment may (i) increase the number of shares of Common Stock that may be issued under the Plan, (ii) materially increase the benefits accruing to individuals holding Incentive Awards, or (iii) materially modify the requirements as to eligibility for participation in the Plan.

         Except in certain limited cases, the exercise price of each incentive stock option ("ISO") granted under the Plan will be the fair market value (as defined in the Plan) of a share of Common Stock on the date on which such ISO is granted. The exercise price of each non-qualified stock option ("NQO") granted under the Plan will be determined by the Committee. NQO's and ISO's are referred to herein as "Options". Except in certain limited cases regarding grants of ISO's, each ISO and NQO is exercisable for a period not to exceed ten years. The Committee will establish (i) the term of each Option and (ii) the time or period of time in which the Option will vest.

         On a change in control of the Company (a "Change in Control"), all Options then issued and outstanding will become immediately exercisable. A Change in Control is (i) a "change in control" as that term is defined in the federal securities laws, (ii) the acquisition by any person, after the effective date of the Plan, of 20% or more of the shares of voting securities of the Company, (iii) certain changes in the composition of the Board of Directors as a result of a contested election for positions on the Board of Directors or (iv) any other event which the Committee determines to constitute a change in control of the Company.

INDEMNIFICATION

         The Company's Amended and Restated Certificate of Incorporation and Bylaws require the Company to indemnify each of its past, present and future officers and directors against liabilities and reasonable expenses incurred in any action or proceeding by reason of such persons being or having been an officer or director of the Company, of any other corporation for which he of she serves as such at the request of the Company, to the fullest extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary. However, indemnification is limited to officers and directors who have acted in good faith and in a manner they reasonably believed to be in the best interest of the Company and with respect to any criminal action had no reasonable cause to believe the conduct was unlawful.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On June 4, 1996, Laminco Resources, Ltd. ("Laminco"), in a privately negotiated transaction, purchased 600,000 shares of the Company's Common Stock (representing 60% of the Company's issued and outstanding Common Stock) from unaffiliated group of individuals. In connection with the completion of this share acquisition, the

Company's board of directors and management were reconstituted and the Company implemented a new business plan discussed above under "The Company--Current Business Operations" and "Business of The Company."

         On June 4, 1996, the Company entered into an employment agreement with Michael J. Hopley. The agreement is for a one year term and provides for the payment of an annual salary of $97,200 to Mr. Hopley. See "Management-- Employment Agreements."

         On June 14, 1996, FHL, now a wholly owned subsidiary of the Company, entered into an employment agreement with Michael J. Hopley. The agreement was for a one year term and provided for the payment of an annual salary of $60,000. Further, the agreement provided for a $15,000 one time bonus, payable upon execution of the employment agreement by FHL. The agreement also provided for the issuance of 418,000 shares of FHL stock in lieu of the bonus payment. In connection with the Company's July 31, 1996 acquisition of FHL, Mr. Hopley agreed to waive payment of any salary under the employment agreement for the remainder of its term.

         On June 14, 1996, Edward M. Topham, a director and chief financial officer of the Company, advanced FHL $60,487 pursuant to a Loan Agreement. The loan agreement provided for repayment upon demand with interest accruing at 10% per annum. In consideration of this loan, Edward M. Topham was issued 60,000 shares of FHL's common stock. On July 31, 1996, the Company acquired 100% of FHL. On December 5, 1996, December 6, 1996 and January 15, 1997 the Company, on behalf of FHL, its wholly owned subsidiary, paid $12,000, $12,000 and $12,000 respectively plus $1,065.20 accrued interest to Mr. Topham.

         On June 4, 1996 and June 20, 1996, Laminco, a significant shareholder of the Company until December 31, 1996, advanced an aggregate of $200,000 pursuant to a loan agreement with the Company. Pursuant to the Loan Agreement, the Company issued Laminco a promissory note repayable upon demand with interest accruing at the rate of 10% annually. As additional consideration, the Company issued Laminco a warrant to purchase 400,000 shares of the Company's Common Stock for a period of two years at a price of $1.00 per share and granted Laminco certain rights to participate in all future financing completed by the Company on the same terms offered third parties, subject to termination under certain conditions relating to changes in control and management of Laminco. On both July 31, 1996 and October 3, 1996 the Company repaid $100,000 plus $2,547.60 accrued interest to Laminco.

         On June 20, 1996, the Company advanced $125,000 pursuant to a loan agreement to FHL. The Loan Agreement provided for repayment upon demand with interest accruing at 10% per annum. In consideration of this loan, the Company was issued 125,000 shares of FHL's common stock.

         On June 30, 1996, the Company entered into a letter of intent to acquire 100% of the issued and outstanding shares of common stock FHL.

         On July 30, 1996 the Company completed a private placement of 1,000,000 shares of Common Stock at an offering price of $.20 aggregating $200,000 in proceeds to the Company. Michael J. Hopley, a director, president and chief executive officer of the Company, Edward M. Topham, a director and chief financial officer of the Company and David Shaw, a director of the Company, purchased 154,000, 73,310 and 138,603 shares, respectively, of the Company's Common Stock.

         On July 30, 1996, Laminco purchased 500,000 shares of the Company's Common Stock for an aggregate purchase price of $140,000.

         On July 31, 1996, the Company acquired 3,560,000 of the issued and outstanding shares of FHL common stock not previously owned by the Company. The shares of FHL common stock were acquired directly from the FHL shareholders in exchange for 3,560,000 shares of the Company's Common Stock which were issued to FHL stockholders. All 3,560,000 shares of Common Stock issued by the Company were subject to restrictions on transfer pursuant to a pooling arrangement between the FHL shareholders and the Company. See "Description of Securities--

Voluntary Pooling Agreements." Upon completion of the share exchange, the Company directly owned all of the issued and outstanding shares of FHL's common stock. Michael J. Hopley, a director, president and chief executive officer of the Company, Edward M. Topham, a director and chief financial officer of the Company and David Shaw, a director of the Company, received 418,000, 256,000 and 372,000 shares, respectively, of the Company's Common Stock in the exchange. These interests in FHL were disclosed to the members of the Company's board and the acquisition of FHL was approved by the holders of a majority of the issued and outstanding Common Stock of the Company.

         In September 3, 1996, MFG paid Roberto L. Partarrieu, general manager of MFG, $140.000 as reimbursement of costs incurred over the period April 1994 through July 31, 1996 associated with identifying mineral property acquisition targets in Chile. The expense reimbursement was used by Mr. Partarrieu to repay advances made by Laminco to Mr. Partarrieu to perform those services.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of January 1, 1997, and as adjusted to reflect the conversion of the Series A Notes and issuance of the Shares and Warrants included in the Units by i) each director and executive officer, ii) all directors and officers as a group, and iii) each person known by the Company to own more than 5% of the Common Stock. Shares are beneficially owned by a person if he, she or it currently owns such Shares or has or will have the right to acquire such Shares within 60 days of the date of this Prospectus.

                                                     SHARES BENEFICIALLY OWNED
                                               ----------------------------------------------------------------------
                                                                    PERCENTAGE                             PERCENTAGE
                                               SHARES BEFORE THE    BEFORE THE         SHARES AFTER THE     AFTER THE
NAME AND ADDRESS (1)                               OFFERING          OFFERING            OFFERING (2)       OFFERING
---------------------------------------------------------------------------------------------------------------------
Michael J. Hopley (3)(4)                            635,139           10.3%                 705,972             6.8%
Edward M. Topham (5)                                468,810            7.6%                 468,810             4.8%
Roberto L. Partarrieu (6)                           325,000            5.3%                 445,000             4.5%
Roberto Ossandon                                        -0-             -0-                  40,000             0.4%
David Shaw (7)                                      523,103            8.5%                 523,103             5.4%
Tom Wikstrom                                        406,000            6.7%                 706,000             7.2%
Robertson Stephens Orphan Fund (8)                  400,000            6.6%               2,400,000            22.5%
Regional Investments, Inc.                          556,000            9.2%                 556,000             5.8%
Rapid Capital, Inc.                                 372,000            6.1%                 372,000             3.9%
Private Banking Advisory Services Ltd.                  -0-             -0-               1,000,000             9.8%
                                                 ------------------------------------------------------------------
All directors and executive officers and          3,686,052           56.9%               7,179,385            53.9%
5% shareholders as a group (10 persons)

1. Except as otherwise noted below, each person or entity named in the table has the sole voting and investment power with respect to all Common Stock shown as beneficially owned, subject to applicable community property laws.

2. Includes shares of Common Stock included in the offered Units and shares of Common Stock issuable upon exercise of Warrants included in the offered Units, and assumes full conversion of the Series A Notes into the Units offered hereby.

3. Includes a one-third interest in shares of Common Stock held by HRG, an investment vehicle one-third of which is beneficially owned by Mr. Hopley.

4. Includes 112,500 shares of Common Stock issuable upon exercise of stock options granted pursuant to the Company's 1996 Stock Option Plan.

5. Includes 112,500 shares of Common Stock issuable upon exercise of stock options granted pursuant to the Company's 1996 Stock Option Plan.

6. Includes 75,000 shares of Common Stock issuable upon exercise of stock options granted pursuant to the Company's 1996 Stock Option Plan.

7. Includes 112,500 shares of Common Stock issuable upon exercise of stock options granted pursuant to the Company's 1996 Stock Option Plan.

8. Includes shares of Common Stock owned by Robertson Stephens Offshore Orphan Fund, an affiliate of Robertson Stephens Orphan Fund.

                            DESCRIPTION OF SECURITIES

         The following descriptions are qualified in their entirety by reference to the detailed provisions of the Company's Amended and Restated Certificate of Incorporation, Bylaws and form of Warrant to be issued as part of the Units, copies of which will be furnished to any prospective investor upon written request.

COMMON STOCK

         The Company's authorized capital consists of 20,000,000 shares of Common Stock, $.001 par value, of which 6,060,000 are issued and outstanding as of January 1, 1997. Assuming full conversion of the Series A Notes into the Units offered hereby, 9,660,000 shares will be issued and outstanding, 3,600,000 shares will be reserved for issuance upon the exercise of the Warrants included in the Units, 1,000,000 shares will be reserved for issuance upon exercise of options granted under the Company's Stock Option Plan, 400,000 shares will be reserved for issuance upon the exercise of warrants issued to Laminco in connection with a Loan Agreement dated June 20, 1996 and 300,000 shares will be reserved for issuance pursuant to options which have been or will be issued pursuant to a Letter of Intent with RTZ.

         Holders of shares of Common Stock are entitled to one vote for each share of Common Stock held of record on all matters submitted to a vote of shareholders. Each share of Common Stock is entitled to receive dividends as may be declared by the Company's Board of Directors out of funds legally available. In the event of liquidation, dissolution of winding up of the Company, the holders of Common Stock are entitled to share ratable in all assets remaining after payment in full of all creditors of the Company. The issued and outstanding shares of Common Stock are, and the shares of Common Stock included in the Units and issuable upon exercise of the Warrants, when issued will be, fully paid and non-assessable.

WARRANTS

         General. Each Warrant is exercisable to purchase one share of Common Stock at an exercise price equal to the greater of $1.50 or 75% of the average closing price for the Company's Common Stock on the OTC-BB during the ten trading days preceding the exercise of the Warrant. Each Warrant will be immediately exercisable upon issuance and will expire September 30, 1997. The Company will not issue fractional shares upon exercise of the Warrants but instead will pay the cash value of any fractional shares otherwise issuable upon exercise. The exercise price, number and kind of shares and other securities purchasable upon exercise of the Warrants are subject to adjustment under certain circumstances, including stock splits, mergers, reclassifications and stock dividends. The Company may redeem the Warrants at a price of $.10 per Warrant, commencing upon the date of the effectiveness of the Registration Statement of which this Prospectus is a part, upon fifteen (15) days' written notice to the Warrant holders.

         The holders of the Warrants are protected against dilution of their interests in the event of stock splits, mergers, reclassifications and stock dividends. In the event of liquidation, dissolution or winding-up of the Company prior to exercise of the Warrants, the Warrant holders are not entitled to participate in any distribution of assets, but would receive notice thereof. Holders of Warrants will not have any voting power, preemptive rights, or any right to consent to or receive notice as stockholders in respect of any meeting of stockholders or other rights as stockholders of the Company and are not entitled to dividends.

         The Warrants are in registered form and when detached from the Unit they may be presented for transfer, exchange or exercise at any time on or prior to their expiration, at which time the Warrants become wholly void and of no value. However, the Warrants can not be assigned, sold, hypothecated or otherwise transferred in any manner without the Company's prior written consent. The Company does not plan to list the Warrants on any securities exchange.

         Tax Consequences. The following summary is a general discussion of the anticipated federal income tax and other consequences of ownership of the Warrants. This summary does not include all of the tax consequences that may be relevant to a particular investor in light of his or her circumstances or to certain types of investors subject to special treatment under the United States federal income tax laws (such as tax exempt entities, insurance companies and foreign persons), neither does it discuss state, local or foreign income tax or other tax laws that may affect ownership of these securities. Purchasers of the Warrants should consult their own tax advisers with respect to the specific tax consequences to such purchasers of the purchase, ownership, exercise and disposition of the Warrants.

         The assigned purchase price for the Warrants is $.01 per Warrant. The sale of a Warrant will result in capital gain or loss, provided it is a capital asset to the holder and the shares underlying the Warrant would be a capital asset to the holder, if acquired by him or her. Such capital gain or loss will be long-term if the Warrant has been held for more than one year at the time of sale or exchange.

         Provided that a Warrant is a capital asset in the hands of an investor (and the shares underlying the Warrant would be a capital asset to the investor if acquired by him or her), the repurchase or redemption of a Warrant by the Company should be treated as a sale or exchange of a capital asset, and any gain or loss recognized on the transaction should be capital gain or loss.

         An adjustment to the conversion ratio with respect to a Warrant or the exercise price of the Warrants, or the failure to make such adjustment, may, under certain circumstances, be deemed a taxable distribution to the holder of the Warrant under Section 305 of the Internal Revenue Code, as amended. Due to the anti-dilution and other provisions contained in the Warrants, no assurance can be given that a subsequent adjustment to the exercise price of the Warrants or to the number of shares issuable upon exercise of the Warrants, or the failure to make such an adjustment, will not be deemed a taxable distribution to the holders of Warrants.

         A Holder of the Warrants will not recognize any capital gain or loss upon exercise of the Warrants. The adjusted basis of a share acquired upon exercise of a Warrant would be equal to the adjusted basis of the Warrant plus the exercise price. The holding period of shares acquired upon exercise of the Warrants will begin on the date of exercise of the Warrants, and will not include the period during which the Warrants were held. On the lapse of a Warrant without exercise, the holder will recognize a loss to the extent of the holder's adjusted basis in the lapsed Warrant. Such a loss will be a capital loss if the Warrant is a capital asset in the hand of the holder and if the shares underlying the Warrant would be a capital asset in the hands of the holder if acquired by him or her.

         THE ABOVE DISCUSSION DOES NOT ADDRESS ALL THE TAX CONSIDERATIONS THAT MAY BE RELEVANT TO A PARTICULAR PURCHASER. ACCORDINGLY, ALL PROSPECTIVE PURCHASERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE WARRANTS.

VOLUNTARY STOCK POOLING AGREEMENTS

         Each purchaser of the Series A Notes, as a condition precedent to his, her or its purchase, entered into a Voluntary Pooling Agreement ("Pooling Agreement"). Under the terms of the Pooling Agreement each purchaser of Series A Notes severally agreed with the Company, the Trustee (as defined in the Pooling Agreement) and each with the other, that they will deliver the certificates representing their respective shares of Common Stock issued as part of the Units upon conversion of the Series A Notes to the Trustee. Pursuant to the Pooling Agreement the Trustee will hold all certificates representing the Shares subject to release, on a pro-rata basis, as set forth below:

PRO-RATA SHARES OF COMMON STOCK              RELEASE DATE
-------------------------------              ------------
25% of Common Stock purchased                April 1, 1997
25% of Common Stock purchased                July 1, 1997
25% of Common Stock purchased                October 1, 1997
the balance of Common Stock purchased        January 1, 1998

Shares of Common Stock held by the Trustee are not transferable. However the owners of such shares will continue to possess all other rights, including the right to vote, attendant to their shares.

         In connection with the Company's acquisition of FHL, all FHL shareholders executed a Pooling Agreement (the "FHL Pooling Agreement') with the Company which restricted the transfer of the 3,560,000 shares of the Company's Common Stock issued in the acquisition (the "Acquisition Shares"). Pursuant to the FHL Pooling Agreement, transfer of the Acquisition Shares was prohibited. However, on a quarterly basis commencing February 1, 1997, 25% of the Acquisition Shares are to be released from the transfer limitations imposed by the FHL Pooling Agreement. On November 1, 1997, all of the Acquisition Shares will have been released. Once released, however, the Acquisition Shares may only be transferred pursuant to an effective registration statement or an available exemption from registration under the Act.

         On December 31, 1996, in connection with a Share Purchase and Sale Agreement between Laminco and an unaffiliated syndicate of purchasers, Laminco sold 2,597,000 shares of the Company's Common Stock; 1,497,000 of such shares had been released early by the Company from the transfer restrictions of the FHL Pooling Agreement. Each purchaser in this transaction entered into a Stockholders' Agreement with the Company, the terms of which restrict the transferability of the shares purchased until December 20, 1997.

SHARES ELIGIBLE FOR FUTURE SALE

         Assuming full conversion of the Series A Notes into the 3,600,000 Units offered hereby, 9,660,000 shares of Common Stock will be issued and outstanding. Of these shares i) 22,752 shares were sold pursuant to a Form S-18 Registration Statement filed with the Commission on September 15, 1986 and are freely transferable without restriction or further registration under the Securities Act ii) 2,212,248 shares were sold pursuant to an exemption from registration under Section 4(2) of the Securities Act and Regulation D promulgated thereunder and accordingly are "Restricted Shares", as the term is defined in Securities and Exchange Commission (the "Commission") Rule 144 adopted under the Securities Act ("Rule 144"), iii) 3,211,000 shares were issued pursuant to Commission Regulation S and transfer of these securities is prohibited except in accordance with the provision of Regulation S, iv) 614,000 were issued by FHL under Rule 701 of the Securities Act and subsequently exchanged for the Company's shares, and accordingly are "Restricted Shares", as the term is defined in Rule 144 and
v) 3,600,000 shares of Common Stock were sold as part of Units pursuant to this Prospectus and, except for the restriction imposed by the Pooling Agreement, will be freely transferable without restriction or further registration under the Securities Act, except that any shares purchased by an existing "affiliate" of the Company (as that term is defined under the Securities Act) will be subject to certain resale limitations of Rule 144. In addition, 3,600,000 shares of Common Stock will be reserved for issuance upon exercise of the Warrants included in the Units offered hereby. 1,000,000 shares of Common Stock will be reserved for issuance upon exercise of options granted under the Company's Stock Option Plan, 400,000 shares of Common Stock will be reserved for issuance upon exercise of warrants issued to Laminco and 300,000 shares of Common Stock will be reserved for issuance pursuant to options which have been or will be issued to RTZ.

         In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) who has beneficially owned shares for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Company's Common Stock or the average weekly public trading volume of the Company's Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale and who is deemed to have owned shares, as provided in Rule 144, for at least three years, is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provision, public information or notice requirements. Under Rule 701, shares privately issued under certain compensatory stock-based arrangements may be resold under Rule 144 by non-affiliates subject only to the manner of sale requirements, and by affiliates without regard to the two-year holding requirement, commencing 90 days after the Company becomes subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended. Under Regulation S, shares of the Company's Common Stock offered or sold, under specified conditions, in an "offshore transaction" (as defined in Regulation S) are eligible for offer and sale in the United States upon expiration of a 40-day "restricted period" (as defined in Regulation S).

         The Company has reserved 1,000,000 shares for future option grants under the Stock Option Plan. See "Management -- Stock Option Plan". As of January 1, 1997, there were 955,000 options to purchase shares of Common Stock outstanding under the Company's Stock Option Plan. The Company intends to file a Form S-8 registration statement under the Securities Act to register all of the shares of Common Stock reserved for issuance under its Stock Option Plan. Such registration statement will become effective automatically upon filing. Shares issued upon exercise of options after the Form S-8 registration statement is filed may thereafter be sold in the open market, subject, in the case of various holders, to the Rule 144 volume limitations applicable to affiliates.

TRANSFER AGENT

         The transfer agent, registrar and dividend disbursing agent to the Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, NY 1005 (212) 936-5100.

                                  LEGAL MATTERS

         Certain legal matters will have been passed upon for the Company by Streich Lang, P.A., Phoenix, Arizona.

                                     EXPERTS

         The financial statements of the Company included in this Prospectus have been examined by Thomas W. Klash, independent certified public accountant, for the periods indicated in his report thereof. The financial statements of FHL included in this Prospectus have been examined by KPMG, chartered accountants, for the period indicated in their report.

Such reports have been included herein in reliance upon the reports for such firms given upon their authority as experts in accounting and auditing.

                              CHANGE IN ACCOUNTANTS

         On February 12, 1997, the Board of Directors of the Company dismissed Thomas W. Klash as its principal accountant to audit its financial statements. Mr. Klash served as principal accountant during, and audited the registrant's financial statements for, the fiscal years ended December 31, 1994 and 1995. This dismissal arose out of Laminco's acquisition of control of the Company on June 4, 1996 and the subsequent relocation of the Company's headquarters from Florida to Vancouver, British Columbia, Canada. Other than expressing substantial doubt as to the ability of the registrant to continue as a going concern, Mr. Klash's report on the financial statements for fiscal years 1994 and 1995 did not contain an adverse opinion or a disclaimer of opinion and such reports were not qualified or modified as to uncertainty, audit scope, or accounting principles. During fiscal years 1994 and 1995 and for the interim period ending December 5, 1996, (i) there were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure and (ii) there were no "reportable events" (as defined in Securities and Exchange Commission Regulation S-K Item 304).

                              AVAILABLE INFORMATION

         The Company is subject to the informational reporting requirements of
Section 13 of the Securities Exchange Act of 1934, as amended, and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). Such reports, proxy statements and other information may be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W. Washington, D.C. 20549, or from the Los Angles Regional Office, 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036, upon payment of the fees prescribed by the Commission. The Commission maintains a World Wide Web site on the Internet that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The address of such site is: http://www.sec.gov.

         The Company will furnish annual reports to shareholders which contain audited financial statements and such other periodic reports as the Company may determine to be appropriate or as may be required by law.

         The Company Common Stock is listed and traded on the OTC-BB. Reports and proxy statement and other information can be inspected at the offices of the Company at 777 Hornby Street, Suite 2000, Vancouver, B.C., Canada, V6Z 1S4.

                    FREMONT GOLD CORPORATION AND
                       FLAGSHIP HOLDING LTD.

INDEX TO FINANCIAL STATEMENTS


FREMONT GOLD CORPORATION:

Year End Financial Statements:

   Report of Independent Public Accountants...........................................    F-3
   Balance Sheet, December 31, 1995...................................................    F-4
   Statement of Operations, for the years ended December 31, 1995 and 1994............    F-5
   Statement of Cash Flows, for the years ended December 31, 1995 and 1994............    F-7

Interim Financial Statements:

   Consolidated Balance Sheets, September 30, 1996 and December 31, 1995..............    F-12
   Consolidated Statement of Operations, for the nine months ended September 30,
    1996 and 1995.....................................................................    F-13
   Consolidated Statement of Cash Flows, for the nine months ended
    September 30, 1996 and 1995.......................................................    F-14
   Notes to Financial Statements......................................................    F-15

FLAGSHIP HOLDING LTD:

   Report of Independent Public Accountants...........................................    F-25
   Consolidated Balance Sheet as of  June 30, 1996....................................    F-26
   Consolidated Statement of Operations, for inception (June 14, 1996) to June 30,
     1996.............................................................................    F-27
   Consolidated Statement of Cash Flows for inception (June 14, 1996) to June 30,
     1996.............................................................................    F-28
   Notes to Financial Statements......................................................    F-29

                            FREMONT GOLD CORPORATION

                          YEAR END FINANCIAL STATEMENTS

                                DECEMBER 31, 1995

                          INDEPENDENT AUDITOR'S REPORT


The Board of Directors and Shareholders
Fremont Gold Corporation
(Formerly known as The Rothchild Companies, Inc.)
Vancouver, B.C., Canada

         I have audited the balance sheets of Fremont Gold Corporation (formerly known as The Rothchild Companies, Inc.) as of December 31, 1995, and the related statements of operations, shareholders' equity and cash flows for the years ended December 31, 1995 and 1994. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

         I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

         In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fremont Gold Corporation (formerly known as The Rothchild Companies, Inc.) as of December 31, 1995, and the results of operations and its cash flows for the years ended December 31, 1995 and 1994, in conformity with generally accepted accounting principles.

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note E to the financial statements, the Company has experienced operating losses since inception, resulting in an accumulated deficit position. The Company's financial position and operating results raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are discussed in Note E. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ Thomas W. Klash
Thomas W. Klash, C.P.A.
Hollywood, Florida
February 11, 1997

                            FREMONT GOLD CORPORATION
                                 BALANCE SHEETS


ASSETS


                                                              December 31,
                                                                  1995
                                                               ---------
CURRENT ASSETS:
     Cash                                                      $   1,035
                                                               ---------
          TOTAL ASSETS                                         $   1,035
                                                               =========

LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIENCY)

NON-CURRENT LIABILITIES:
     Loans payable - related parties                            $   5,000
                                                                ---------
              TOTAL LIABILITIES                                     5,000
                                                                ---------
CONTINGENCIES:

SHAREHOLDER'S EQUITY (DEFICIENCY)
     Common stock; $.001 par value,
       20,000,000 shares authorized;
       20,000,000 shares issued and
       outstanding at December 31,
       1995                                                        20,000
     Additional paid-in capital                                   471,100
     Accumulated deficit                                         (495,065)
                                                                ---------
              TOTAL SHAREHOLDERS'
              EQUITY (DEFICIENCY)                                  (3,965)
                                                                ---------
     TOTAL LIABILITIES AND
        SHAREHOLDERS' EQUITY                                    $   1,035
                                                                =========


The accompanying notes are an integral part of these financial statements.

                            FREMONT GOLD CORPORATION
                            STATEMENTS OF OPERATIONS



                                                   Year Ended December 31,
                                               ------------------------------
                                                   1995               1994
                                               -----------        -----------
Revenue                                        $        --        $        10
Operating Expenses                                   9,862              7,580
                                               -----------        -----------
Net Loss                                       $    (9,862)       $    (7,570)
                                               ===========        ===========
Net loss per Common Share                      $        --        $        --
                                               -----------        -----------
Weighted average number of common shares
outstanding                                     20,000,000         11,304,089
                                               ===========        ===========



The accompanying notes are an integral part of these financial statements.

                            FREMONT GOLD CORPORATION
                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                        TWO YEARS ENDED DECEMBER 31, 1995


                                            Common Stock
                                          $.0001 Par Value            Additional
                                     -------------------------         Paid-In        Accumulated
                                       Shares           Amount         Capital         (Deficit)         Total
                                     ----------        -------        ----------       ---------       --------
Balance December 31, 1993            11,387,936         11,388         453,395        (477,633)        (12,850)

Cancellation of shares previously      (381,055)          (381)            381              --              --
issued

Issuance of common shares as
repayment of notes payable            8,393,119          8,393          16,166              --          24,559

Issuance of common shares for
services rendered                       600,000            600           1,158              --           1,758

Net loss                                     --             --              --          (7,570)         (7,570)
                                     ----------        -------        --------       ---------        --------
Balance December 31, 1994            20,000,000         20,000         471,100        (485,203)          5,897

Net loss                                     --             --              --          (9,862)         (9,862)
                                     ----------        -------        --------       ---------        --------

Balance December 31, 1995            20,000,000        $20,000        $471,100       $ 495,065        $ (3,965)
                                     ==========        =======        ========       =========        ========




The accompanying notes are an integral part of these financial statements.

                            FREMONT GOLD CORPORATION
                            STATEMENTS OF CASH FLOWS
                        TWO YEARS ENDED DECEMBER 31, 1995


                                            1995            1994
                                           -------        --------
CASH FLOWS FROM  OPERATING
ACTIVITIES:

Net loss                                   $(9,862)       $ (7,570)
Adjustments to reconcile net loss to
     net cash used by operating
     activities
         Effect of non-monetary
           transactions on net loss             --           2,667
         Increase (decrease) in
           accounts payable                     --         (12,850)
                                           -------        --------
         NET CASH USED BY
           OPERATING ACTIVITIES             (9,862)        (17,753)
                                           -------        --------
CASH FLOWS FROM FINANCING
     ACTIVITIES:
     Common stock issued                        --              --
     Cash advances from shareholders         5,000          23,650
                                           -------        --------
     NET CASH PROVIDED BY
       FINANCING ACTIVITIES                  5,000          23,650
                                           -------        --------
NET INCREASE (DECREASE) IN
     CASH                                   (4,862)          5,897
CASH AT BEGINNING OF YEAR                    5,897              --
                                           -------        --------
CASH AT END OF YEAR                        $ 1,035        $  5,897
                                           =======        ========




The accompanying notes are an integral part of these financial statements.

                            FREMONT GOLD CORPORATION
                            STATEMENTS OF CASH FLOWS
                            SUPPLEMENTAL INFORMATION
                                DECEMBER 31, 1995


1.       Interest expense amounted to $909 in 1994.

2. Advances from shareholders ($23,650) and accrued interest ($909) were repaid by the issuance of 8,393,119 shares of Common Stock.

3. Professional fees ($1,758) were paid by the issuance of 600,000 shares of Common Stock.





                                     F-8(a)

                            FREMONT GOLD CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                        TWO YEARS ENDED DECEMBER 31, 1995


NOTE A - THE COMPANY AND BASIS OF PRESENTATION

         Business - The Rothchild Companies, Inc. (the "Company") was incorporated on June 27, 1986 as Tri-Way Industries, Inc. On April 7, 1989, the Company name was changed to Tri-Way Media and communications, Inc. The Company changed its fiscal year-end from May 30 to April 30 and then to December 31. The Company, from inception until April 7, 1989, operated in the business of seeking merger and/or acquisition opportunities. On April 3, 1989, the Company acquired Federal Medical Holdings Corp., which had acquired the assets of M.C. Media, a media buying agency. On September 16, 1989, Federal Medical Holdings Corp. was merged into Tri- Way Media and Communications, Inc.

         As part of the acquisition agreement, the assets of Tri-Way Media and Communications, Inc. were distributed to creditors to satisfy part of its outstanding obligations. The operations of the Company as a media buying agency were also discontinued.

         On November 22, 1989, the Company acquired The Rothchild Group, Inc., a full service advertising agency engaged in the public relations agency business. At that time, the name of the Company was changed to The Rothchild Companies, Inc. On October 20, 1993, The Rothchild Group, Inc. entered into Chapter 7 bankruptcy proceedings at which time control of the subsidiary was transferred to a court appointed trustee. As a result, the financial statements include the assets, liabilities and operations of The Rothchild Companies, Inc. only.

         During 1995 and 1994, and through the date of this financial statement, the Company was inactive.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Income and loss per share - Income and loss per share is computed by dividing the net income or loss by the weighted average number of common shares outstanding during the applicable year.

NOTE C - INCOME TAXES

         At December 31, 1995, the Company has net operating tax loss carryforwards amounting to $405,771. The losses expire at various intervals through the year 2010.

         Deferred tax benefit, as described in Financial Accounting Standard No. 109 has not been recorded in the accompanying financial statements because of a valuation allowance. The realizability of the related tax benefit is contingent upon the Company's ability to generate profitable operations in the future.

NOTE D - COMMON STOCK TRANSACTIONS

         The Company issued 600,000 common share to its former president as compensation for professional services rendered during 1994.

         On July 5, 1994, an adjusted net total of 381,055 common shares were cancelled resulting from non-payment by subscribers.

         On December 30, 1994, the Company issued 8,393,119 common shares to certain shareholders in payment of 8% notes payable ($23,650) and accrued interest ($909).

NOTE E - CONTINGENCIES

         The company has incurred operating losses amounting to $495,065 since its inception on June 27, 1986. During 1995, the only source of working capital resulted from non-interest bearing shareholder advances. These factors raise certain questions regarding the Company's continued ability to exist. The accompanying financial statements do not include any adjustments which might relate to this uncertainty.

         Management's plans are to seek business combination opportunities whereby the Company would receive an infusion of working capital sufficient to meet costs and expenses resulting from the commencement of business operations. The Company's continued existence may be dependent on management's ability to execute its plans.

NOTE F - RELATED PARTY TRANSACTIONS

         At the present time, the Company's administrative costs are being paid by certain shareholders and other affiliated entities. The financial statements do not include these costs. No estimate has been made as to the effect these costs would have on reported results of operations.

                            FREMONT GOLD CORPORATION

                              FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1996

                                   (UNAUDITED)

                            FREMONT GOLD CORPORATION
                           CONSOLIDATED BALANCE SHEET

ASSETS
                                                                             September 30, 1996     December 31, 1995
                                                                                (unaudited)
                                                                           ----------------------   -----------------
CURRENT ASSETS:
     Cash                                                                        $   752,233          $   1,035
     Accounts receivable                                                              17,626               --
                                                                                 -----------          ---------
                                                                                     769,859              1,035

     Investment in mineral properties (Note 2)                                       413,594               --

     Property, plant and equipment (net of depreciation)                              10,725               --

TOTAL ASSETS                                                                     $ 1,194,178          $   1,035
                                                                                 ===========          =========


LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)


CURRENT LIABILITIES:
     Accounts payable and accrued liabilities                                    $    38,171          $    --
     Due to related parties (Note 3)                                                 322,635               --
     Loans payable                                                                      --                5,000
     Notes payable (Note 4)                                                          740,000               --
                                                                                 -----------          ---------
Total Current Liabilities                                                          1,100,806              5,000

Minority interest                                                                      2,500                  0

STOCKHOLDERS' EQUITY (DEFICIENCY):
    Common stock $.001 par value; 20,000,000 authorized; 1,000,000 and 6,060,000 issued and outstanding at December 31, 1995 and September 30, 1996 respectively
(Note 6)                                                                              48,386             20,000
     Additional paid-in capital                                                      821,600            471,000
     Accumulated deficit                                                            (779,114)          (495,065)
                                                                                 -----------          ---------
Total Stockholders' Equity (Deficiency)                                               90,872             (3,965)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
(DEFICIENCY)                                                                     $ 1,194,178          $   1,035
                                                                                 ===========          =========


 See accompanying notes to consolidated financial statements.

                            FREMONT GOLD CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS
                                   (UNAUDITED)

                                      Nine Months Ended       Nine Months Ended
                                      September 30, 1996      September 30, 1995
                                     --------------------    --------------------
REVENUES:
     Net sales                          $      --               $      --
     Interest income                          2,152                    --
                                        -----------             -----------
                                              2,152                    --




GENERAL AND ADMINISTRATIVE EXPENSES

     Consulting                         $   157,760             $      --
     Depreciation                               308                    --
     Foreign exchange                         8,267                    --
     Legal & accounting                      45,344                    --
     Office                                  42,104                   8,608
     Shareholder information                  6,325                    --
     Transfer agent & filing fees             3,034                    --
     Travel & public relations               23,059                    --
                                        -----------             -----------
                                            286,201                   8,608

Net Loss                                $  (284,049)            $    (8,608)
                                        ===========             ===========


Weighted average number of shares
outstanding                               2,534,872               1,000,000
                                        ===========             ===========

Net loss per common share               $      (.11)            $      (.01)
                                        ===========             ===========



 SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                            FREMONT GOLD CORPORATION
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (UNAUDITED)

                                             Nine Months Ended       Nine Months Ended
                                             September 30, 1996      September 30, 1995
                                             ------------------      ------------------
CASH FLOWS FROM OPERATING
ACTIVITIES:
Net loss for the period                       $  (284,049)                $(8,608)

Adjustments to reconcile net loss to net
cash used in operating activities:
     Non-cash expenditure - depreciation              308                    --
     Increase (decrease) in
        Accounts receivable                       (17,626)                   --
        Accounts payable                           38,171                    --
Net cash flow from operating activities          (263,196)                 (8,608)

CASH FLOWS FROM FINANCING
ACTIVITIES:
  Issuance of shares for cash and
    subscription deposits                         340,000                    --
     Due to related parties                       322,635                    --
     Loans payable                                 (5,000)                  5,000
     Forgiveness of debt                           12,000                    --
     Issuance of Notes (Note 4)                   740,000                    --
                                              -----------                 -------
Net cash flow from financing activities         1,409,635                   5,000

CASH FLOW FROM INVESTMENT
ACTIVITIES:
     Investment in mineral properties            (413,594)                   --
     Acquisition of Flagship Holding Ltd.          26,886                    --
     Minority interest                              2,500                    --
     Investment in property, plant &
        equipment                                 (11,033)                   --
                                              -----------                 -------
Net cash flow from investing activities          (395,241)                   --


Net increase (decrease) in cash                   751,198                  (3,608)

Cash and cash equivalents, beginning of
period                                              1,035                   5,897
                                              -----------                 -------

Cash and cash equivalents, end of period
                                              $   752,233                 $ 2,289
                                              ===========                 =======



 See accompanying notes to consolidated financial statements.

                            FREMONT GOLD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1996
                                   (Unaudited)

1.       THE COMPANY AND BASIS OF PRESENTATION

History and Prior Activities

         Fremont Gold Corporation (the "Company") was incorporated under the laws of the State of Florida as Tri-Way Industries, Inc. on June 27, 1986, for the purpose of seeking, investigating and acquiring business opportunities. The Company did not engage in any meaningful operations until on or about November 22, 1989, at which time the Company acquired the Rothchild Group, Inc., at which time it changed its name to The Rothchild Companies, Inc.

         Until mid-1993, the Company, through its wholly-owned subsidiary, The Rothchild Group, Inc., operated as a full service advertising agency engaged in the advertising, marketing and public relations agency business. On October 20, 1993, however, the Company's subsidiary, The Rothchild Group, Inc., filed bankruptcy protection under Chapter 7 of the U.S. Bankruptcy Code in the Bankruptcy Court for the Southern District of Florida. Other than the business operation of the Rothchild Group, Inc., the Company was not engaged in any other meaningful commercial activities until the acquisition of control by Laminco Resources, Inc., more fully discussed below.

         On July 12, 1994, an investment group ("Investment Group") completed the purchase of an aggregate of 315,598 shares of the Company's Common Stock representing approximately 60% of the Company's issued and outstanding Common Stock as of the date of the acquisition. In addition the Investment Group provided sufficient funds in the form of loans to insure the Company's viability and permit the Company to pursue a possible business combination, merger or similar transaction. These loans were subsequently converted into 419,656 shares of Common Stock of the Company on December 30, 1994.

         On April 8, 1996, the Company completed the transfer of its state of incorporation from Florida to Delaware. Accordingly, the Company is now a Delaware corporation.

         On April 15, 1996, the board of directors of the Company and holders of a majority of the outstanding Common Stock of the Company authorized the Company, by written consent, to take a series of actions related to its authorized and outstanding Common Stock. These actions included a one-for-twenty (1-for-20) reverse stock split of the Company's Common Stock, pursuant to which each twenty (20) shares of the Company's Common Stock outstanding immediately prior to April 30, 1996 was converted into one (1) share of the Company's Common Stock. In connection with the reverse split the Company maintained the par value of its Common Stock at $.001 par value per share, and the total number of shares of Common Stock authorized to be issued by the Company remained unchanged at 20,000,000 shares. The number of issued and outstanding shares of the Company's Common Stock after the reverse split was 1,000,000 shares. All references to shares of Common Stock herein have been adjusted to reflect this reverse split.

         In May 1996, the Company's Board of Directors approved a private placement of 1,000,000 shares of Common Stock at an offering price of $.20 aggregating $200,000 to the Company. This private placement was closed on July 30, 1996.

         On June 4, 1996, Laminco Resources, Inc. ("Laminco") completed the purchase of an aggregate of 600,000 of the Company's Common Stock representing approximately 60% of the Company's issued and outstanding Common Stock as of the date of the acquisition. These shares were purchased from the Investment Group. In connection with the completion of the share acquisition by Laminco, the Company's board of directors and management was reconstituted and the Company implemented a new business plan discussed hereinafter under "Current Business Operations".

         On June 4, 1996, and June 20, 1996, Laminco advanced the Company an aggregate amount of $200,000 pursuant to a loan agreement. In consideration of these loans, the Company granted Laminco warrants to purchase 400,000 shares of the Company's Common Stock at a purchase price of $1.00 for a period of two (2) years. In addition, the Company granted Laminco certain rights to participate in all future financing completed by the Company on the same terms offered third parties. In August 1996 and October, 1996, payments of $100,000 and $100,000 respectively were made to Laminco.

         On June 20, 1996, the Company advanced Flagship Holding Ltd. ("FHL"), a Barbados corporation which owns 99% of Inversiones Mineras Ayl S.A. ("IMSA"), a Chilean corporation which owns exploration mineral property interests, $125,000 pursuant to a loan agreement. In consideration of this loan the Company was issued 125,000 shares of FHL's common stock.

         On June 30, 1996, the Company entered into a Letter of Intent to acquire Flagship Holding, Inc.

         On July 25, 1996, the Board of Directors of the Company and holders of a majority of the outstanding shares of the common stock of the Company, authorized the Company, by written consent, to take a series of actions. These actions included: i) The Change of Corporate Name to Fremont Gold Corporation to better reflect the proposed business of the Company, ii) The Adoption of Amended and Restated Certificate of Incorporation, iii) Adoption of Stock Option Plan to allow the Company to attract and retain the best available personnel for positions of responsibility within the Company and to provide additional incentive to employees of the Company in order to promote the success of the Company's business; and iv) Make Certain Management and Director Changes, Expansion of the Board of Directors and Formation of Compensation and Audit Committees.

         On July 31, 1996, the Board of Directors of the Company and holders of a majority of the outstanding shares of the common stock of the Company, authorized the Company, by written consent, to acquired 100% of FHL stock not previously owned by the Company. The Company completed this acquisition in consideration of the exchange of 3,560,000 shares of its Common Stock pursuant to exemptions from registration, of these 614,000 were issued by FHL under Rule 701 of the Securities Act and subsequently exchanged for the Company's shares, and accordingly are "Restricted Shares", as the term is defined in Rule 144 and 2,946,000 shares were issued pursuant to Regulation S Rule 903 and transfer of these securities is prohibited except in accordance with the provision of Regulation S. Michael J. Hopley, a director, president and chief executive officer of the Company, David Shaw, a director of the Company, and Edward M. Topham, chief financial officer of the Company, received 418,000, 372,000 and 381,000 shares, respectively, of the Company's Common Stock in the exchange. The acquisition of FHL by the Company has been accounted for at historical cost in a manner similar to pooling of interest accounting.

         On July 30, 1996, the Company completed a private placement of 500,000 shares of its Common Stock to Laminco in consideration of $140,000.

         On August 1, 1996, Mr. David Alexander resigned as a director, treasurer and chief financial officer of the Company. Replacing Mr. Alexander, Edward M. Topham was appointed vice president, treasurer and chief financial officer of the Company.

         On August 21, 1996, the Company commenced an offering of $1,800,000 principal amount of 10.5% Series A Senior Convertible Notes ("Series A Notes"). On September 30, 1996 the Company had accepted subscriptions totaling $740,000. In December the Company completed the offering of Series A Notes and accepted subscriptions aggregating $1,800,000. Each Series A Note is convertible, at the option of the Holder into Equity Units at any time after the Issue Date prior to the close on the Maturity Date at the rate of $.50 per Equity Unit. Each Equity Unit is composed of one share of the Company's Common Stock, par value $.001 per share, and one Redeemable Common Stock Purchase Warrant ("Warrant"). The Warrant is exercisable to purchase one share of Common Stock at the greater of $1.50 or 75% of the ten day average closing prices, as quoted on the NASDAQ Bulletin Board, immediately preceding the notice of exercise. The Warrants issued in connection with the conversion of the Series A Notes as a component of the Equity Unit will be redeemable by the Company beginning January 1, 1997, upon 15 days notice to the Warrant holder, at a redemption price of $.10 per warrant. The Holders of the Series A Notes, Warrants or Common Stock issued to Holders without an effective Registration Statement under the Securities Act of 1933, as amended, ("Act") shall have the right, at any time, to join with the Company to register the Common Stock and the Common Stock underlying the Series A Notes and Warrants in any Registration Statement under the Act filed by the Company with the Securities and Exchange Commission. The Company anticipates filing a Registration Statement on Form S-B with the Securities and Exchange Commission during the fourth quarter of 1996. Such Registration Statement will include the Common Stock underlying the Series A Notes and Warrants. Each purchaser of the Series A Notes, as a condition precedent to his, her or its conversion into Equity Units, must enter into a Voluntary Stock Pooling Agreement ("Pooling Agreement"). See Note 4 "Notes Payable" for a description of the Pooling Agreement.

         On August 23, 1996, the Company's indirectly owned Chilean operating subsidiary changed its name from Inversiones Mineras Ayl S. A. to Minera Fremont Gold Chile S.A.

Current Business Operations

         The Company is engaged in the acquisition, exploration and development of mineral properties, primarily gold and copper properties located in Latin America.

         Subsequent to its July 31, 1996, acquisition of FHL, the Company's principal mineral property interests consists of three exploration properties located along the historically productive Atacama Fault System in Chile. The Resguardo Property, the Los Leones Property and the Remolino Property interests are currently held through existing leases and purchase options. See Note 2 "Mineral Properties" for a description of the lease and purchase options. The Company's mineral property interests are held by a Chilean operating company, Minera Fremont Gold Chile S.A., a Chilean corporation, a 99% subsidiary of its wholly owned subsidiary Flagship Holding Ltd., a Barbados corporation. Unless otherwise indicated, the term "Company" means collectively Fremont Gold Corporation, Flagship Holding, Ltd and Minera Fremont Gold Chile S.A.

         The Company is continuously assessing new opportunities for the acquisition of properties with the potential to be significant gold and copper producers through its extensive knowledge and contacts in Latin America, garnered from the over 100 years of collective exploration experience of the Company's principals.

         The Resguardo Property covers an area of over 4,000 hectares (10,000 acres) along 6 kilometers of the highly productive Atacama Fault System of northern Chile. The property is on the same structural trend and about 10 kilometers south of the Mantoverde Mine operated by the Anglo-American company. The property is accessible by road, approximately 100 km from Copiapo, a town with a population of about 150,000. A series of surface mine workings and recent surface sampling by the Company indicate extensive gold mineralization.

         The Los Leones Property covers an area of approximately 6,000 hectares (15,000 acres) along highly productive Atacama Fault System of central Chile. Cambior Chile S.A. ("Cambior"), the previous owner, has conducted exploration work on the property since April 1994, and has defined extensive areas of copper and gold mineralization. The property is accessible by road, approximately 25 km from Combarbala, a town with a population of about 30,000.

         The Remolino Property covers an area of approximately 1,200 hectares (3,000 acres) along the highly productive Atacama Fault System of central Chile. Local small miners are currently active on the property exploiting a series of high grade vein structures and Cambior, the previous owner, has conducted exploration work on the property since mid-1994. This activity has shown the potential for high grade polymetallic deposits and low grade, bulk tonnage polymetallic deposits of copper-gold-silver. The property is accessible by road, approximately 45 minutes from Illapel and 3 1/2 hours from the capital city of Santiago.

         In August 1996, the Company commenced an exploration program consisting of air photo interpretation, geological mapping, geophysical surveys, sampling, trenching and limited core drill holes, primarily over obvious mineralized areas, concentrating on identifying the controlling structures and the interrelationships between the base and precious metals in the systems.

         The Company has experienced operating losses since inception, resulting in an accumulated deficit position. The Company's financial position and operating results raise substantial doubt about its ability to continue as a going concern.

         The Company's registered office and headquarters is 777 Hornby Street, Suite 2000, Vancouver, British Columbia V6Z 1S4, its telephone number is 604-682-4606. While its headquarters are in Vancouver, the Company has established an office in Santiago, Chile from which its Chilean exploration activities are directed.

Basis of Presentation

         The balance sheet as of September 30, 1996, the statement of operations for the nine months ended September 30, 1996 and September 30, 1995, and the statement of changes in financial position for the nine months ended September 30, 1996, and September 30, 1995, have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring accruals) necessary to present fairly the financial position and results of operations at September 30, 1996, and for all periods presented have been made.

         The unaudited financial statements are based on certain estimates and are presently subject to year-end adjustments. The operations for the nine months ended September 30, 1996 are not necessarily indicative of the results of operations to be expected for the Company's fiscal year.

         Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these financial statements be read in conjunction with the Company's December 31, 1995 audited financial statements and the June 30, 1996 audited financial statements of Flagship Holding Ltd.

Accounting Treatment of Flagship Holding Ltd. Acquisition

         Flagship Holding Ltd. ("FHL"), a Barbados corporation, was formed on June 14, 1996 to facilitate registration pursuant to Chilean Decree Law 600 to enable direct investment into Chile and acquire three mineral property interests through investment in Minera Fremont Gold Chile S.A. ("MFG") formerly Inversiones Mineras Ayl S.A., a Chilean corporation.

         Pursuant to a Share Purchase Agreement dated July 31, 1996, with an effective date of July 1, 1996, the Company acquired 100% of the issued and outstanding shares of FHL it did not previously own. The Company completed this acquisition in consideration of the exchange of 3,560,000 shares of its Common Stock.

         The Company has treated the acquisition of FHL as if it were an acquired business accounted for using the pooling of interests method. Accordingly, the statements of operations and cash flows for the nine months ended September 30, 1996 include the results of FHL from inception (June 14, 1996) to September 30, 1996. The effect of the acquisition of FHL on the number of shares and capital accounts of the Company is shown in note 6.

2.       MINERAL PROPERTIES

                  a) Accumulated costs in respect to the Company's interest in mineral claims under option consist of the following:

                                                                                     Balance
                               Balance         Expenditures      Written off      September 30,
Property                  January 1, 1996      during period    during period         1996
------------------------- ------------------ -----------------  -------------    ---------------
Resguardo Property           $   --            $372,538          $   --            $372,538

Remolino Property            $   --              15,000              --              15,000

Los Leones Property              --              26,056              --              26,056
                             $   --            $413,594          $   --            $413,594
                             ========          ========          ========          ========

Remolino Property

         On June 17, 1996, the Company entered into a mining option. Under the terms of the agreement, the Company shall pay a total consideration of $105,000 plus all costs to keep the property in good standing. The $105,000 is payable $15,000 upon execution of the mining option; $15,000 in 6 months; $25,000 on the first anniversary of the mining option; and $50,000 on the second anniversary of the mining option. Additional option payments totaling $135,000 as follows:
$10,000 upon execution of the mining option; $20,000 on September 10, 1996; $50,000 on December 10, 1996; and $55,000 on March 10, 1997. A net smelter royalty of 3% must be paid to a maximum of $5 million if the property commences commercial production.

Los Leones Property

         On June 17, 1996, the Company entered into a mining option. Under the terms of the agreement, the Company shall pay a total consideration of $100,000 plus all costs to keep the property in good standing. The $100,000 is payable $10,000 upon execution of the mining option; $15,000 in 6 months; $25,000 on the first anniversary of the mining option; and $50,000 on the second anniversary of the mining option. A net smelter royalty of 3% must be paid to a maximum of $5 million if the property commences commercial production.

Resguardo Property

         On July 17, 1996, the Company entered into a 99 year Lease Agreement on a Chilean property known as the Resguardo Property. Lease payments are as follows: $75,000 upon execution of the Lease Agreement; $60,000 payable on each of the lease's first and second anniversary; and $80,000 payable on the lease's third anniversary. The Company has the exclusive right to exploit, benefit, explore, develop and smelt minerals from the 10,000 acre property located on the Atacama Fault System of northern Chile. The owners retain a net smelter return production royalty, equal to 5% on gold and 2% on all other mineral production from the lease. Subsequent to the third anniversary of the lease, the Company must complete a feasibility study and obtain project financing to begin production on or before the seventh anniversary of the lease. No payments to the owners are required during this period. If production financing has not been obtained during this period, the Company must pay advance royalty payments that increase annually from $150,000 per year to $250,000 per year, of which the first payment may be credited to future net smelter return production royalty.

3.       DUE TO RELATED PARTIES

         On June 4, 1996, and June 20, 1996, Laminco, affiliate of the Company, advanced the Company an aggregate amount of $200,000 pursuant to a loan agreement. In consideration of these loans the Company granted Laminco warrants to purchase 400,000 shares of the Company's Common Stock at a purchase price of $1.00 for a period of two (2) years. In addition, the Company granted Laminco certain rights to participate in all future financing completed by the Company on the same terms offered third parties. These loans are repayable upon demand with an interest rate of 10%. In August 1996 and October 1996, payments of $100,000 and $100,000 respectively were made to Laminco.

         On June 14, 1996, the Company borrowed $60,847 from Edward M. Topham, an officer of the Company, pursuant to a Loan Agreement. This loan is repayable upon demand with interest accruing at 10%.

         In connection with the identification and acquisition of the Remolino, Los Leones and Resguardo properties, expenses totaling $138,650 were incurred by Mr. Roberto Partarrieu. The Company, in connection with the acquisition of these properties has agreed to reimburse Mr. Partarrieu. Mr. Partarrieu is an officer of Minera Fremont Gold Chile, S.A.

4.       NOTES PAYABLE

         On August 21, 1996, the Company commenced an offering of $1,800,000 principal amount of 10.5% Series A Convertible Notes ("Series A Notes") pursuant to Section 4(2) of the Securities and Exchange Act of 1933, as amended. On September 30, 1996 the Company had accepted subscriptions totaling $740,000. In December 1996, the Company completed the offering of Series A Notes and accepted subscriptions aggregating $1,800,000. Each Series A Note is convertible, at the option of the Holder into Equity Units at any time after the Issue Date prior to the close on the Maturity Date at the rate of US$.50 per Equity Unit. Each Equity Unit is composed of one share of the Company's Common Stock, par value $.001 per share, and one Redeemable Common Stock Purchase Warrant ("Warrant"). The Warrant is exercisable to purchase one share of Common Stock at the greater of $1.50 or 75% of the ten day average closing prices, as quoted on the OTC Bulletin Board, immediately preceding the notice of exercise. The Warrants issued in connection with the conversion of the Series A Notes as a component of the Equity Unit will be redeemable by the Company beginning January 1, 1997, upon 15 days notice to the Warrant holder, at a redemption price of $.10 per warrant. The Holders of the Series A Notes, Warrants or Common Stock issued to Holders without an effective Registration Statement under the Securities Act of 1933, as amended, ("Act") shall have the right, at any time, to join with the Company to register the Common Stock and the Common Stock underlying the Series A Notes and Warrants in any Registration Statement under the Act filed by the Company with the Securities and Exchange Commission. The Company anticipates filing a Registration Statement on Form S-B with the Securities and Exchange Commission during the fourth quarter of 1996. Such Registration Statement will include the Common Stock underlying the Series A Notes and Warrants. Each purchaser of the Series A Notes, as a condition precedent to his, her or its conversion into Equity Units, must enter into a Voluntary Stock Pooling Agreement ("Pooling Agreement"). Under the terms of the Pooling Agreement each recipient of Common Stock pursuant to conversion of the Series A Notes will severally agree with the Company, the Trustee (as defined in the Pooling Agreement) and each with the other, that they will deliver or cause to be delivered to the Trustee certificates representing their respective shares of Common Stock received in the conversion. The shares of Common Stock issuable upon exercise of the Warrants will not be subject to the Pooling Agreement. Pursuant to the Pooling Agreement the Trustee shall hold all certificates subject to release, on a pro-rata basis, as set forth below:

PRO-RATA SHARES OF COMMON STOCK                     RELEASE DATE
-------------------------------                     ------------
25% of Common Stock purchased                       April 1, 1997
25% of Common Stock purchased                       July 1, 1997
25% of Common Stock purchased                       October 1, 1997
the balance  of Common Stock purchased              January 1, 1998


5.       INCOME TAXES

         At December 31, 1995, the Company has net operating tax loss carry forwards, amounting to approximately $405,771. The losses expire at various intervals through the year 2010. No deferred tax benefit has been recorded due to the uncertainty of the Company realizing these benefits through profitable operation in the future.

6.       COMMON STOCK

         On April 15, 1996, the board of directors of the Company and holders of a majority of the outstanding Common Stock of the Company authorized the Company, by written consent, to take a series of actions related to its authorized and outstanding Common Stock. These actions included a one-for-twenty (1-for-20) reverse stock split of the Company's Common Stock, pursuant to which each twenty (20) shares of the Company's Common Stock outstanding immediately prior to April 30, 1996 was converted into one (1) share of the Company's Common Stock.

In connection with the reverse split the Company maintained the par value of its Common Stock at $.001 par value per share, and the total number of shares of Common Stock authorized to be issued by the Company remained unchanged at 20,000,000 shares. The number of issued and outstanding shares of the Company's Common Stock after the reverse split was 1,000,000 shares. All references to shares of Common Stock herein have been adjusted to reflect this reverse split.

         In May 1996, the Company's Board of Directors approved a private placement of 1,000,000 shares of Common Stock at an offering price of $.20 aggregating $200,000 to the Company. This private placement was closed on July 30, 1996.

         On July 31, 1996, the Board of Directors of the Company and holders of a majority of the outstanding shares of the common stock of the Company, authorized the Company, by written consent, to acquired 100% of FHL stock not previously owned by the Company. The Company completed this acquisition in consideration of the exchange of 3,560,000 shares of its Common Stock. Michael
J. Hopley, a director, president and chief executive officer of the Company, David Shaw, a director of the Company and Edward M. Topham, chief financial officer of the Company, received 418,000, 372,000 and 381,000 shares, respectively, of the Company's Common Stock in the exchange.


         On July 30, 1996, the Company completed a private placement of 500,000 shares of its Common Stock to Laminco in consideration of $140,000.

                                                                                         Additional Paid in
                                             Number of Shares    Par Value of Shares         Capital
                                             ----------------    -------------------     ------------------
As at December 31, 1995                        1,000,000             $ 20,000                $471,100
June 6, 1996 forgiveness of debt                    --                    --                   12,000
July 30, 1996 private placement                  500,000                  500                 139,500
July 30, 1996 private placement                1,000,000                1,000                 199,000
July 31, 1996 acquisition of Flagship
Holding Ltd.                                   3,560,000               26,886                    --
                                              ----------             --------                --------
                                               6,060,000             $ 48,386                $821,600

7.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Basis of Presentation

         These consolidated financial statements have been prepared in accordance with Generally Accepted Accounting Principles as applied in the United States.

         Income and loss per share -- Income and loss per share is computed by dividing the net income or loss by the weighted average number of common shares outstanding during the applicable period.

         Principles of Consolidation -- The consolidated statements include the accounts of the Company and its 100% owned subsidiary, Flagship Holding Ltd. for the period presented.

         Mineral Properties -- The Company capitalizes the cost of acquiring mineral claims and exploration costs which are directly related to specific mineral claims until such time as the extent of mineralization has been determined and the mineral claims are either developed, abandoned or allowed to lapse.

         Foreign Currency Translation -- Transactions recorded in Chilean pesos and Barbados pounds are translated as follows:

                  Monetary assets and liabilities at the rate prevailing at the balance sheet date.

                  i) Non-monetary assets and liabilities at historic rates.

                  ii) Income and expenses at the average rate in effect during the year. Exchange gains or losses are recorded in the consolidated statement of loss and deficit.

8.       SUBSEQUENT EVENTS

         a) In December 1996 the Company elected to discontinue exploration on its Remolino Property and elected not to make any further payments under its June 17, 1996 option to purchase. Accordingly, the Company has no further financial obligations to nor ownership interest in the Remolino Property.

         b) The Company signed a Letter of Intent with RTZ on December 13, 1996 whereby the Company can earn an initial 51% interest in the Cenizas Property mining concessions by making cash payments totaling $350,000 and completing at least $1,000,000 of exploration work over three years. Payments during the first year total $50,000 with a first year exploration commitment by the Company of $200,000. The Company will also grant to RTZ options to purchase shares of its Common Stock as follows: by June 13, 1997 an option to purchase 150,000 Shares of Common Stock at a price of $1.50 per share, by December 13, 1997 an additional option to purchase 150,000 Shares of Common Stock at a price of $2.00.

         Upon completion of the required payments to RTZ and satisfaction of the Company's exploration commitments, the Company will be entitled to a 51% interest in the Cenizas Property mining concessions. At that time, the project will convert into a joint venture between the Company and RTZ with the Company serving as manager of the joint venture. It is presently contemplated that at such time, a new entity (the exact form of which has not been specified) will be formed to hold title to the mining concessions with the Company initially owning 51% of the entity. (If either the Company or RTZ chooses not to contribute pro-rata, their interest can be diluted to a 2% Net Smelter Royalty with a maximum value of $3,000,000.) Within 60 days of the Company earning its 51% interest in the Cenizas Property mining concessions, RTZ has an option to obtain a 51% interest in the mining concessions by committing to fund and complete a bankable feasibility study within a 30 month period.

                  c) On January 22, 1997 the Company entered into an agreement ("Santa Eloisa Agreement") with certain mining concession owners ("Santa Eloisa Owners"). Pursuant to the Santa Eloisa Agreement the Santa Eloisa Owners will cause a new Chilean corporation to be formed, Minera Santa Eloisa S.A. ("MSE") and 100% of the mining concessions transferred to MSE in consideration of 500 series A shares and 1,500 series B shares representing 100% of MSE. The Company, pursuant to the Santa Eloisa Agreement may: (i) purchase 500 series A shares from the Santa Eloisa Owners upon payment to the Santa Eloisa Owners of $500,000 ("Purchase Option"); $30,000 paid on January 22, 1997, $135,000 payable on April 30, 1997, $135,000 payable on November 30, 1997, $100,000 payable on March 31,
1998 and $100,000 payable on March 31, 1999, and (ii) purchase from MSE 1,000 series A shares in consideration of funding a $1,000,000 exploration work program ("Exploration Commitment") on or before March 31, 1999. Upon the Company's exercise of its Purchase Option and funding its Exploration Commitment the Company will own 50% of the share capital of MSE in the form of series A shares, the Santa Eloisa Owners will own 50% of the share capital of MSE in the form of series B shares. The series B shares cannot be diluted below 25% of the total share capital of MSE.

         MSE, the Company and the Santa Eloisa Owners will jointly implement a program, the result of which will be a feasibility study ("Feasibility Study"). The Company and Santa Eloisa Owners will jointly fund the Feasibility Study. Upon completion of the Feasibility Study, MSE will issue an aggregate of 3,000 series A shares to the Company and the Santa Eloisa Owners in proportion to each relative contribution to the costs of the Feasibility Study.

         Upon completion of the Feasibility Study MSE and the Company will jointly seek third party debt financing of production facilities sufficient to bring the mining concessions into production. Should a third party financing source require the shareholders of MSE to provide additional capital in the form of subordinated debt or additional equity, the Company has agreed to contribute on behalf of the series B shareholders their proportionate (25%) share of said additional capital ("Carried Interest"). The Carried Interest will bear an interest rate of LIBOR plus 5% and will be repaid by the series B shareholder out of distributions made by MSE to its series A and B shareholders. The Company will receive all series B distributions until the Carried Interest plus accrued and unpaid interest is paid in full.

         The Company will manage the business affairs and daily operations of MSE and will appoint its directors in proportion to its relative ownership percentage of MSE.

         d) Subsequent to September 30, 1996 the Company repaid $36,000 together with $1,065.20 accrued interest to Edward M. Topham. See Note 3.

         e) In January 1997, the Company elected to discontinue exploration on its Los Leones Property and elected not to make further payments under its June 17, 1996 option to purchase the Los Leones mining concessions. Accordingly, the Company has no further financial obligations for, or ownership interest in, the Los Leones Property.

                      CONSOLIDATED FINANCIAL STATEMENTS OF

                              FLAGSHIP HOLDING LTD.

           Period from Incorporation on June 14, 1996 to June 30, 1996

AUDITORS' REPORT

To the Board of Directors
Flagship Holding Ltd.

We have audited the consolidated balance sheet of Flagship Holding Ltd. as at June 30, 1996 and the consolidated statements of operations and deficit and changes in cash flows for the period from incorporation on June 14, 1996 to June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at June 30, 1996 and the results of its operations and the changes in its cash flows for the period from incorporation on June 14, 1996 to June 30, 1996 in accordance with generally accepted accounting principles in the United States.

/s/ KPMG

Chartered Accountants
Vancouver, Canada
August 23, 1996

COMMENTS BY AUDITORS FOR U.S. READERS
ON CANADA - U.S. REPORTING CONFLICT

In the United States, reporting standards for auditors require the addition of an explanatory paragraph following the opinion paragraph when the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern, such as those described in note 1 to the consolidated financial statements. Our report to the shareholders dated August 23, 1996 is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors' report when these are adequately disclosed in the financial statements.


/s/ KPMG

Chartered Accountants
Vancouver, Canada
August 23, 1996

FLAGSHIP HOLDING LTD.
Consolidated Balance Sheet
(Expressed in U.S. Dollars)

June 30, 1996
--------------------------------------------------------------------------------
Assets

Current assets:
         Cash and cash equivalents                        $ 189,112
         Accounts receivable                                    681
                                                          ---------

                                                            189,793

Investment in Mineral properties (note 3)                   208,275
                                                          ---------


                                                          $ 398,068
                                                          =========


Liabilities and Deficiency in Assets

Current liabilities:
         Accounts payable and accrued liabilities         $ 201,800
         Due to related parties (note 4)                    200,743
                                                          ---------

                                                            402,543

Non-controlling interest                                      2,500

Deficiency in assets:
         Share capital (note 5)                              26,886
         Deficit                                            (33,861)
                                                          ---------

                                                             (6,975)

Nature of operations (note 1)
Commitments (note 3)
Subsequent events (notes 3 and 9)



                                                          $ 398,068
                                                          ---------


See accompanying notes to consolidated financial statements.

FLAGSHIP HOLDING LTD.
Consolidated Statement of Operations and Deficit
(Expressed in U.S. Dollars)

Period from Incorporation on June 14, 1996 to June 30, 1996

-------------------------------------------------------------------------------
Expenses:
         Consulting                                         $  2,400
         Foreign exchange                                       (622)
         Legal, accounting and audit                           8,463
         Office                                                2,020
                                                            --------


Loss for the period, being deficit at end of period         $ 33,861
                                                            --------
--------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

FLAGSHIP HOLDING LTD.
Consolidated Statement of Cash Flows
(Expressed in U.S. Dollars)

Period from Incorporation on June 14, 1996 to June 30, 1996

--------------------------------------------------------------------------------

Cash provided by (used in):

Operations:
         Loss  for the period                                                              $ (33,861)
         Expenses paid by the issuance of shares, a non-cash item                             24,000
         Change in non-cash operating working capital:
                  Accounts receivable                                                           (681)
                  Accounts payable and accrued liabilities                                     8,463
                                                                                           ---------

                                                                                              (2,079)

Financing:
         Issuance of shares for cash                                                           2,886
         Increase in non-controlling interest                                                  2,500
         Due to related parties                                                              200,743
                                                                                           ---------

                                                                                             206,129

Investments:
         Investment in mineral properties, net of related accounts payable                   (14,938)
                                                                                           ---------


Increase in cash, being at end of period                                                   $ 189,112
                                                                                           ---------

--------------------------------------------------------------------------------



See accompanying notes to consolidated financial statements.

FLAGSHIP HOLDING LTD.
Notes to Consolidated Financial Statements, page 1
(Expressed in U.S. Dollars)

Period from Incorporation on June 14, 1996 to June 30, 1996

--------------------------------------------------------------------------------


1.       NATURE OF OPERATIONS:

         The Company was incorporated under the Companies Act of Barbados on June 14, 1996 and its principal business activity is the acquisition and exploration of mineral properties.

         The Company is currently in the process of exploring its mineral properties, and as such has not established the existence of economically recoverable mineral reserves. Continuing operations of the Company and the recoverability of amounts shown for mineral properties are dependent upon the discovery of economically recoverable reserves in its mineral properties, obtaining additional financing to complete exploration and development, and attaining profitable production or proceeds from the disposition thereof.

         The Company's working capital at June 30, 1996 is not sufficient to meet the exploration objectives as presently planned. Management recognizes that the Company must generate additional resources to enable it to continue operations. Subsequent to the year end, the Company has been acquired by Fremont Gold Corporation (note 9(a)). Fremont Gold Corporation is actively pursuing the sale of equity securities with any funds raised being made available to the Company. Management expects these factors will result in additional resources to the Company. However, no assurance can be given that Fremont Gold Corporation and the Company will be successful in raising additional capital. Further, there can be no assurance, assuming Fremont Gold Corporation and the Company successfully raise additional funds, that the Company will achieve profitability or positive cash flows.

         Management's plans also include consideration of alliances or other partnership agreements with entities interested in and resources to support the Company's exploration program, or other business transactions which would generate sufficient resources to assure continuation of the Company's operations and exploration program.

         If the Company is unable to obtain adequate additional financing or enter into business alliances, management will be required to curtail the Company's exploration programs.

FLAGSHIP HOLDING LTD.
Notes to Consolidated Financial Statements, page 2
(Expressed in U.S. Dollars)

Period from Incorporation on June 14, 1996 to June 30, 1996

--------------------------------------------------------------------------------



2.       SIGNIFICANT ACCOUNTING POLICIES:

         (a)      Basis of presentation:

                  These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

         (b)      Use of estimates:

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         (c)      Principles of consolidation:

                  The consolidated statements include the accounts of the Company and its 99% owned Chilean subsidiary Inversiones Mineras AYL S.A.

         (d)      Cash and cash equivalents:

                  Cash and cash equivalents consist of highly liquid investments that are readily convertible to known amounts of cash and generally have original maturity values of three months or less.

         (e)      Mineral properties:

                  All mineral claim acquisition costs and exploration and development expenditures in the pre-production stage relating to mineral properties, net of any recoveries, are capitalized. General exploration expenditures which do not relate to specific resource properties are expensed in the period incurred.

                  The amounts shown as deferred mineral property costs represent net costs to date and do not necessarily represent present or future values.

                  On an on-going basis, the Company evaluates each property based on exploration results to date to determine the nature of exploration work that is warranted in the future. If there is little prospect of further work on a property being carried out the deferred costs related to that property are written down to the estimated amount recoverable.

                  The deferred exploration and development costs related to a property from which there is production will be depleted on the unit-of-production method based upon estimated proven and probable reserves.

FLAGSHIP HOLDING LTD.
Notes to Consolidated Financial Statements, page 3
(Expressed in U.S. Dollars)

Period from Incorporation on June 14, 1996 to June 30, 1996

--------------------------------------------------------------------------------



2.       SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

         (f)      Foreign currency translation:

                  The Company and its subsidiary use the U.S. Dollar as their functional currency. Transactions recorded in Chilean pesos and Barbados pounds are translated as follows:

                           (i) Monetary assets and liabilities at the rate prevailing at the balance sheet date.

                           (ii) Non-monetary assets and liabilities at historic rates.

                           (iii) Income and expenses at the average rate in effect during the period.

                  Exchange gains or losses are recorded in the consolidated statement of operations and deficit.

         (g)      Income taxes:

                  The Company accounts for income taxes by an asset and liability method. Under the asset and liability method, deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

FLAGSHIP HOLDING LTD.
Notes to Consolidated Financial Statements, page 4
(Expressed in U.S. Dollars)

Period from Incorporation on June 14, 1996 to June 30, 1996

--------------------------------------------------------------------------------



3.       MINERAL PROPERTIES:

         (a) Accumulated costs in respect to the Company's interest in mineral claims under option consist of the following:


------------------------------------------------------------------------------

                                                 Balance                           Written off         Balance
                                                 June 14,      Expenditures            during         June 30,
Property                                           1996        during period           period           1996
-------------------------------------------  ----------------  ------------------  --------------  ---------------
Remolino Property, Chile
         Acquisition                              $   --           $ 20,000         $   --           $ 20,000
         Exploration                                  --             31,639             --             31,639
Los Leones Property, Chile
         Acquisition                                  --             10,000             --             10,000
         Exploration                                  --             30,310             --             30,310
Deposit on Resguardo Property, Chile                  --            116,326             --            116,326
                                                  --------         --------         --------         --------
                                                  $   --           $208,275         $   --           $208,275
                                                  --------         --------         --------         --------

         (b)      Remolino Property:

                  The Company entered into a mining option agreement to purchase the Remolino mineral property located in Chile's Fourth Region. Under the terms of the agreement, the Company must pay total consideration of $105,000 plus all costs to keep the property in good standing. The $105,000 is payable as to $15,000 upon signing (accrued at June 30, 1996 and paid subsequent to June 30, 1996); $15,000 by December 12, 1996; $25,000 by June 12, 1997; and $50,000 by June 12, 1998.

                  In addition, the Company is responsible for pre-existing option payments totaling $135,000 as to $5,000 by June 10, 1996 (accrued at June 30, 1996 and paid subsequent to June 30,
                  1996); $5,000 by September 10, 1996; $10,000 by December 10,
                  1996; $10,000 by March 10, 1997; $20,000 by June 10, 1997;
                  $20,000 by September 10, 1997; and $65,000 by December 10,
                  1997.

                  A net smelter royalty of 3% must be paid to a maximum of $5 million if the property commences commercial production.

FLAGSHIP HOLDING LTD.
Notes to Consolidated Financial Statements, page 5
(Expressed in U.S. Dollars)

Period from Incorporation on June 14, 1996 to June 30, 1996

-------------------------------------------------------------------------------


         (c)      Los Leones Property:

                  The Company entered into a mining option agreement to purchase the Los Leones mineral property located in Chile's Fourth Region. Under the terms of the agreement, the Company must pay total consideration of $100,000 plus all costs to keep the property in good standing. The $100,000 is payable as to $10,000 upon signing (accrued); $15,000 by December 12, 1996; $25,000 by June 12, 1997; and $50,000 by June 12, 1998. Option
                  payments accrued were paid subsequent to June 30, 1996.

                  A net smelter royalty of 3% must be paid to a maximum of $5 million if the property commences commercial production.

         (d)      Resguardo Property:

                  During the period, the Company paid a $116,326 property payment for the Resguardo property (note 9(b)). This payment was made to a shareholder of the Company's subsidiary.

4.       DUE TO RELATED PARTIES:

         On June 20, 1996, the Company borrowed $125,000 from Fremont Gold Corporation which is repayable upon demand with interest at 10% per annum. As compensation for granting the loan, the Company issued 125,000 shares to Fremont Gold Corporation.

         On June 14, 1996, the Company borrowed $60,847 from one of its directors which is repayable upon demand with interest at 10% per annum. As compensation for granting the loan, the Company issued 60,000 shares to the director.

         During the period, the Company incurred costs of $14,896 owing to a shareholder of the Company's subsidiary. These costs are payable on demand and are non-interest bearing.

FLAGSHIP HOLDING LTD.
Notes to Consolidated Financial Statements, page 6
(Expressed in U.S. Dollars)

Period from Incorporation on June 14, 1996 to June 30, 1996

--------------------------------------------------------------------------------


5.       SHARE CAPITAL:

         Authorized:

                  Unlimited number of common shares

         Issued:

         Common shares issued and outstanding since incorporation on June 14, 1996 to June 30, 1996 are as follows:

         Consideration          Number of Shares      Amount
-------------------------       ----------------      ------
For cash                           2,886,000         $ 2,886
For finders fees on loans            125,000            --
For finders fees on loans             60,000            --
For wages                            614,000          24,000

                                   3,685,000         $26,886
                                  ----------         -------

         The Shares issued for finders fees on loans are valued at a nil amount due to the immaterial value of the Shares at time of issuance.

6.       SEGMENTED INFORMATION:

         Substantially all of the assets of the Company relate to the mining industry and are located in Chile.

7.       INCOME TAXES:

         The tax effects of temporary differences that give rise to deferred tax assets at June 30, 1996 are presented below:

Net operating loss carryforwards:
         Barbados                         $   800
         Chile                                200
                                          -------
                                            1,000
Less valuation allowance                   (1,000)
                                          -------
Total deferred tax asset                  $  --
                                          -------

FLAGSHIP HOLDING LTD.
Notes to Consolidated Financial Statements, page 7
(Expressed in U.S. Dollars)

Period from Incorporation on June 14, 1996 to June 30, 1996

-------------------------------------------------------------------------------



8.       DISCLOSURES ABOUT FAIR MARKET VALUE OF FINANCIAL INSTRUMENTS:

         The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities and loans payable approximate fair value because of the short maturity of those instruments.

9.       SUBSEQUENT EVENTS:

         (a) On July 31, 1996, control of the Company was acquired by Fremont Gold Corporation from existing shareholders of the Company on a share for share basis.

         (b) On July 17, 1996, the Company entered into a 99 year lease agreement for a Chilean mineral property known as the Resguardo Property. Lease payments are $75,000 upon execution of the lease agreement; $60,000 payable on each of the lease's first and second anniversary; and $80,000 payable on the lease's third anniversary. In addition to the aforementioned lease payments, the Company was also required to pay, as a finders fee, a $116,326 property payment on the property to a shareholder of the Company's subsidiary (note 3).

                  The Company has the exclusive right to exploit, benefit, explore, develop and smelt minerals from the 1,400 acre property located in the Atacama Fault System of northern Chile. The owners retain a net smelter return production royalty, equal to 5% on gold and silver and 1.5% on all other mineral production from the property, and a minimum annual royalty payment of $300,000 is payable when the property is in production.

                  Subsequent to the third anniversary of the lease, the Company must complete a feasibility study and obtain project financing to begin production on or before the seventh anniversary of the lease, however, no payments to the owner are required during this period. If production financing has not been obtained during this period and construction of the mine has not begun by the seventh anniversary, the Company must pay advance royalty payments of $150,000 in the first year of delay; $200,000 in the second year of delay; $250,000 in the third year of delay; and 15% annual incremental increases for subsequent delays. The first advance royalty payment may be credited to future net smelter return production royalty.

                          THIS PAGE INTENTIONALLY BLANK

TABLE OF CONTENTS
PROSPECTUS SUMMARY................................................................................................3
     The Company..................................................................................................3
         Current Business Operations..............................................................................3
     History and Prior Activities.................................................................................4
     The Offering.................................................................................................7
     Plan of Distribution.........................................................................................8
     Risk Factors.................................................................................................8
     Summary Financial Information................................................................................8
RISK FACTORS......................................................................................................9
Use of Proceeds..................................................................................................13
Plan of Distribution.............................................................................................14
Determination of Offering Price..................................................................................14
Dilution.........................................................................................................14
Dividend Policy..................................................................................................15
Capitalization and Selected Financial Data.......................................................................15
Plan of Operation................................................................................................17
The Company......................................................................................................18
Business of the Company..........................................................................................20
     General.....................................................................................................20
     The Properties..............................................................................................21
     Chile.......................................................................................................26
     Environmental Policy........................................................................................30
     Competition.................................................................................................30
     Employees...................................................................................................31
     Litigation..................................................................................................31
Management.......................................................................................................31
Security Ownership of Certain
Beneficial Owners and Management.................................................................................36
Description of Securities........................................................................................37
Legal Matters....................................................................................................40
Experts..........................................................................................................40
Available Information............................................................................................40
Change in Accountants............................................................................................40
Available Information............................................................................................41
Financial Statements............................................................................................F-1



                                                  3,600,000 UNITS


                                                 FEBRUARY 12, 1997

                            FREMONT GOLD CORPORATION
                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Amended and Restated Certificate of Incorporation and Bylaws require the Company to indemnify each of its past, present and future officers and directors against liabilities and reasonable expenses incurred in any action or proceeding by reason of such person being or having been an officer or director of the Company, of any other corporation for which he or she serves as such at the request of the Company, to the fullest extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary. However, indemnification is limited to officers and directors who have acted in good faith and in a manner they reasonably believed to be in the best interest of the Company and with resect to any criminal action had no reasonable cause to believe the conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     Article 10 of the Certificate of Incorporation of the Registrant provides as follows:

         10.1 Limitation of Liability. A person who is or was a Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the Delaware General Corporate Law; or (iv)for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporate Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporate Law, as so amended. The elimination and limitation of liability provided herein shall continue after a Director has ceased to occupy such position as to acts or omissions occurring during such Director's terms or terms of office, and no amendment or repeal of this Article 10.1 shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

         10.2 Indemnification. The Corporation shall indemnify, to the fullest extent permitted by applicable law and pursuant to the Bylaws, each person who is or was a Director or officer of the Corporation, and may indemnify each employee and agent of the Corporation and all other persons whom the Corporation is authorized to indemnify under the provisions of the Delaware General Corporate Law.

     Section 102(b)(7) and Section 145 of the General Corporation Law of Delaware, as amended, applies to the Registrant and provide as follows:

     Section 102. Certificate of incorporation; contents

         (b) In addition to the matters required to be set forth in the certificate of incorporation by subsection (a) of this section, the certificate of incorporation may also contain any or all of the following matters -
                  . . .

         (7) A provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intention misconduct or a knowing violation of law, (iii) under section 174 of this Title, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. All references in this subsection to a director shall also be deemed to refer to a member of the governing body of a corporation which is not authorized to lease capital stock.

     The official commentary on Section 102(b)(7) states, as follows:

         "This provision enables a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders to eliminate or limit personal liability of members of its board of directors or governing body for violations of a director's fiduciary duty of care. However, the amendment makes clear that no such provision shall eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal under Del.C Section 174, or obtaining an improper personal benefit. This provision would have no effect on the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty."

     As indicated above, the Company has included in its Certificate of Incorporation a provision limiting director liability in accordance with the statute.

     Section 145. Indemnification of Officers, Directors, Employees and Agents; Insurance.

         (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party or any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal act or proceeding, had reasonable cause to believe that his conduct was unlawful.

         (b) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b), or in defense of nay claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         (d) Any indemnification under subsections (a) and (b) (unless ordered by a court shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and
     (b). Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

         (e) Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Section . Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

         (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as a to action in his official capacity and as to action in another capacity while holding such office.

         (g) A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer employee or agent of another corporation, partnership joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

         (h) For purposes of this Section , references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         (i) For purposes of this Section , references to "other enterprises" shall include employee benefit plans; references to "fines" shall include employee befit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Section .

         (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     As indicated above, the Registrant has included in its Bylaws and Certificate of Incorporation, provisions which limit the personal liability of members of the board of directors for breaches of the director's fiduciary duty of care and require it to indemnify its officers, directors, employees and agents in all circumstances permitted by Delaware law.


ITEM 25.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is an itemized statement of all expenses in connection with the issuance and distribution of the securities to be registered. These expenses will be deducted from the gross proceeds of the offering. The information contained below is subject to future contingencies. An asterisk to the right of a dollar figure denotes that the figure is an estimate and the exact amount to be expended for that category is not yet known.

Registration Fee ............................  $ 2,483
Transfer Agent's Fee ........................  $   800*
Legal Fees ..................................  $32,000*
Accounting Fees .............................  $ 6,000*

Blue Sky Fees and Expenses ..................  $ 1,517*
Printing and Engraving Costs ................  $ 7,200*
     Total ..................................  $50,000


ITEM 26.          RECENT SALES OF UNREGISTERED SECURITIES.

         On July 12, 1994, an investment group ("Investment Group") completed the purchase of an aggregate of 315,598 shares of the Company's Common Stock representing, at that time, approximately 60% of the Company's issued and outstanding Common Stock. In addition, the Investment Group provided sufficient funds in the form of loans to ensure the Company's viability and permit the Company to pursue possible business combinations, mergers or similar transactions. These loans were subsequently converted into 419,656 shares of Common Stock of the Company on December 30, 1994.

         Pursuant to a Private Placement Memorandum dated May 24, 1996, the Company completed a private placement, pursuant to the exemption from registration provided by Section 4(2) and Regulation D of the Act, of 1,000,000 shares of its Common Stock at an offering price of $.20 per share aggregating $200,000 in proceeds to the Company.

         On July 31, 1996, the Company acquired 3,560,000 of the issued and outstanding shares of FHL common stock not previously owned by the Company pursuant to the exemption from registration provided by Section 4(2) of the Act and Regulation S promulgated under the Act. The shares of FHL common stock were acquired directly from the FHL shareholders in exchange for 3,560,000 shares of the Company's Common Stock which were issued to FHL stockholders. Of those FHL shares acquired, 614,000 were issued by FHL pursuant to Rule 701 of the Act and exchanged for Company shares one-for-one. Upon the completion of the share exchange, the Company directly owned all of the issued and outstanding shares of FHL's common stock.

         On August 1, 1996 the Company completed a private placement of 500,000 shares of its Common Stock to Laminco pursuant to Regulation S in consideration of $140,000.

         On August 21, 1996, the Company commenced an offering of $1,800,000 principal amount of 10.5% Series A Convertible Notes pursuant to Regulation D and Regulation S of the Securities Exchange Act of 1933, as amended. On September 30, 1996 the Company accepted subscriptions totaling $740,000. In December 1996, the Company completed the offering of Series A Notes and accepted subscriptions aggregating $1,800,000.

         Other than the foregoing transactions, the Registrant has not offered or sold any unregistered securities within the last three years.


ITEM 27.          EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         a. Exhibits. The following Exhibits are included pursuant to Regulation SB, Item 601.

    No.                                               Description                                            Reference
-----------       -----------------------------------------------------------------------------------      -------------
    2.1           Stock Purchase Agreement between Laminco Resources, Inc., The Rothchild                       (1)
                  Companies, Inc. and the Selling Shareholders listed therein dated June 6, 1996

    2.2           Stock Purchase Agreement by and between Fremont Gold Corporation, Flagship                    (3)
                  Holding Ltd. and the Selling Shareholders listed therein dated July 31, 1996

    3.1           Certificate of Incorporation of Fremont Gold Corporation, as amended and restated             (2)

    3.2           Bylaws of Fremont Gold Corporation                                                             *

    4.1           Form of Common Stock Certificate                                                               *

    4.2           Form of Common Stock Warrant                                                                   *

    4.3           Form of 10.5% Series A Convertible Note                                                       (4)

     5            Opinion of Streich Lang, P.A. (includes Consent)                                               *

   10.1           Fremont Gold Corporation Stock Option Plan                                                    (3)

   10.2           Bases of Agreement between Minera Fremont Gold Chile, S.A. and Alejandro                       *
                  Moreno P. and Others, dated January 22, 1997 (Santa Eloisa Property)

   10.3           Letter of Intent between RTZ Mining and Exploration Limited and Fremont Gold                   *
                  Corporation, dated December 12, 1996 (Cenizas Property)

   10.4           Agreement by and between Sali Hochschild S.A. and Inversiones Mineras AyL S.A.,                *
                  dated July 19, 1996 (Resguardo Property)

   10.5           Employment Agreement, dated June 4, 1996, by and between Fremont Gold                          *
                  Corporation and Michael J. Hopley

    No.                                               Description                                            Reference
-----------       -----------------------------------------------------------------------------------      -------------
   10.6           Employment Agreement, dated November 20, 1996, by and between Minera                           *
                  Fremont Gold Chile, S.A. and Roberto E. Partarrieu
    22            List of Subsidiaries of Fremont Gold Corporation                                               *
   23.1           Consent of Streich Lang - Included in Item 5.1                                                 *
   23.2           Consent of Thomas W. Klash, Certified Public Accountant                                        *
   23.3           Consent of KPMG, Chartered Accountants                                                         *
    24.           Powers of Attorney



*        Filed herewith

(1)      Filed with current report on Form 8-K, dated June 7, 1996.

(2)      Filed with current report on Form 8-K, dated July 29, 1996.

(3)      Filed with Form 10-Q quarterly report, dated June 30, 1996.

(4)      Filed with Form 10-Q quarterly report, dated September 30, 1996.


ITEM 28.          UNDERTAKINGS.

         e.       Request for acceleration of effective date.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         f.       The undersigned Registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities

                  Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


ITEM 29.          FINANCIAL STATEMENTS AND SCHEDULES.

         The financial statements of the Company are included in the Prospectus beginning at page F-1. All schedules are included in the financial statements of the Company or are included in Part II of the Registration Statement.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Vancouver, British Columbia, Canada, on February 12, 1997.

                                        FREMONT GOLD CORPORATION



                                        By /s/ Michael J. Hopley
                                           -----------------------------------
                                                 Michael J. Hopley, President

    Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature and Title                                 Date
        -------------------                                 ----

/s/ Michael J. Hopley                                       February 12, 1997
---------------------------------------------------------
Michael J. Hopley, Chairman of the Board, Chief
Executive Officer and President


/s/ Edward M. Topham                                        February 12, 1997
---------------------------------------------------------
Edward M. Topham, Director, Chief Financial Officer,
Secretary and Treasurer


    *                                                       February 12, 1997
---------------------------------------------------------
David Shaw, Director




Date: February 12, 1997                 *By: /s/ Edward M. Topham
                                             --------------------
                                             Edward M. Topham
                                             Attorney-in-Fact